Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

September 25, 2017

among

ENVESTNET, INC.,

FCD MERGER SUB, INC.,

FOLIO DYNAMICS HOLDINGS, INC.

and

ACTUA USA CORPORATION
(as the Representative)

i

(continued)

(continued)

(continued)

LIST OF EXHIBITS

Exhibit A — Form of Escrow Agreement

Exhibit B — Form of Payment Agent Agreement

Exhibit C — Form of Representative Side Letter

Exhibit D — Client Net Revenue

Exhibit E — Form of Letter of Transmittal

Exhibit F — Consent Notice

Exhibit G — [RESERVED]

Exhibit H — Form of Certificate of Merger

Exhibit I — Certificate of Incorporation

Exhibit J — Form of Noncompetition and Nonsolicitation Agreement

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 25, 2017 among Envestnet, Inc., a Delaware corporation (“Parent”), FCD Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), FOLIO DYNAMICS HOLDINGS, INC., a Delaware corporation (the “Company”), and ACTUA USA CORPORATION, a Delaware corporation, solely in its capacity as the representative of the Stockholders (the “Representative”).

W I T N E S S E T H:

WHEREAS, upon and subject to the terms and conditions of this Agreement, Parent desires to acquire the Company pursuant to a transaction in which Merger Subsidiary will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent, in accordance with the DGCL (as defined below);

WHEREAS, each of the Board of Directors of the Company (the “Company Board”) and the Board of Directors of the Merger Subsidiary have approved and deemed it advisable that the respective stockholders of the Company and Merger Subsidiary approve and adopt this Agreement and the transactions contemplated hereby; and

WHEREAS, in connection with the Merger, (a) the outstanding shares of the Company’s capital stock will be converted into the right to receive the Merger consideration described in this Agreement and (b) all outstanding stock options of the Company will be cancelled, all in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.               Definitions

(a)           The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“1940 Act” means the U.S. Investment Company Act of 1940.

“Accounting Policies” means GAAP using the same accounting policies, principles, practices and methodologies used in the preparation of the Financial Statements.

“Accounting Representative” means Kirk Morgan or, if designated by Representative, another employee of Representative and its Affiliates with similar duties and responsibilities.

“Actua” means Actua Corporation.

“Advisor” means FDx Advisors, Inc., a California corporation and wholly owned subsidiary of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Merger Consideration” means (i) the Closing Merger Consideration, plus or minus, as the case may be, (ii) the Merger Consideration Adjustment Amount, plus (iii) the Escrow Amount, plus (iv) the Representative Fund Amount, in each case, payable to the Stockholders and subject to adjustment pursuant to the terms hereof.

“AIG NBIL” means that non-binding indication letter from AIG, dated September 20, 2017, attached to this Agreement as Annex A.

“Allocable Percentage” means, with respect to each Stockholder, the relative percentage of (i) the Merger Consideration Adjustment Amount, Escrow Amount and Representative Fund Amount payable to such Stockholder and (ii) such Stockholder’s indemnification obligation pursuant to Section 10.02, as applicable, in each case, which percentage is (A) calculated as (x) the aggregate number of Fully-Diluted Shares held by such Stockholder, divided by (y) the aggregate number of Fully-Diluted Shares held by all Stockholders and (B) set forth on the Payment Schedule.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Law relating to anti-corruption, bribery or other similar matters.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and the Subsidiaries as of the Balance Sheet Date.

“Balance Sheet Date” means June 30, 2017.

“Base Closing Consideration” means $195,000,000.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Client Closing Consent Amount” means an amount equal to (i) the percentage of aggregate Client Net Revenue with respect to which the Company has obtained Consents, multiplied by (ii) 100.  For purposes of calculating Final Merger Consideration and the Client Consent Adjustment Amount included therein (but not the Estimated Client Consent Adjustment Amount), the Client Closing Consent Amount (x) shall take into account any Consents received (A) with respect to any Affirmative Consent Contracts, on or prior to the date that is thirty (30) days after the Closing Date and (B) with respect to Contracts set forth on Schedule 1.01(a), on or prior to the date indicated as the “Cut Off Date” in the table therein and (y) shall not be less than the Estimated Client Consent Adjustment Amount.

“Client Consent Adjustment Amount” means (i) if the Client Closing Consent Amount is equal to or greater than 95, zero and (ii) if the Client Closing Consent Amount is less than 95, an amount equal to (A) $3,000,000, multiplied by (B) the difference between 95 and the Client Closing Consent Amount; provided that the Client Consent Adjustment Amount shall not exceed $30,000,000.

“Client Net Revenue” means, for each client of the Company (including Investment Advisory Clients) that is party to a Contract that is in effect and to which the Company or any of its Subsidiaries is bound as of the date hereof, the amount set forth next to the name of such client on Exhibit D (it being understood that any amount set forth under the heading “Advisory” shall relate to the Investment Advisory Contract(s) with the applicable client and any amounts set forth under “Technology” and “Prof Svcs” shall relate to any other Contract with the applicable client).

“Closing Cash” means, as of the Closing Measurement Time (disregarding, for the sake of clarity, the effects of the transactions contemplated by this Agreement to occur at the Closing), all cash, cash equivalents and marketable securities of the Company and its Subsidiaries on a consolidated basis, in each case, determined in accordance with the Accounting Policies.  For the sake of clarity, Closing Cash shall be calculated net of issued, but uncleared, checks and drafts and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of the Company and its Subsidiaries, in each case as of the Closing Measurement Time.

“Closing Common Per Share Merger Consideration” means, with respect to each share of Common Stock (and as set forth on the Payment Schedule), the quotient obtained by dividing (i) the Closing Merger Consideration by (ii) the aggregate number of Fully-Diluted Shares held by all Stockholders.

“Closing Date” means the date of the Closing.

“Closing Indebtedness” means all Indebtedness of the Company and the Subsidiaries as of the Closing Measurement Time.

“Closing Measurement Time” means 11:59 p.m. Eastern Time on the date immediately prior to the Closing Date.

“Closing Merger Consideration” means (i) the Base Closing Consideration, plus (ii) the Estimated Closing Cash, minus (iii) the sum of (A) the Estimated Unpaid Transaction Expenses and (B) the aggregate amount of Estimated Closing Indebtedness, minus (iv) the Escrow Amount, minus (v) the Representative Fund Amount, and either (vi) (A) plus the amount by which the Estimated Working Capital exceeds the Working Capital Target or (B) minus the amount by which the Working Capital Target exceeds the Estimated Working Capital; provided that Closing Merger Consideration shall only take into account any differences between Estimated Working Capital and the Working Capital Target to the extent (x) Estimated Working Capital exceeds the Working Capital Target by more than $100,000 or (y) the Working Capital Target exceeds Estimated Working Capital by more than $100,000, minus (vii) the Estimated Client Consent Adjustment Amount.

“Closing Working Capital” means (i) the total current assets of the Company and the Subsidiaries (excluding Closing Cash), minus (ii) the total current liabilities of the Company and the Subsidiaries (excluding Closing Indebtedness), in each case, consistent with the line-items for current assets and current liabilities set forth on the Illustrative Working Capital Statement.  For each of clauses (i) and (ii), the amounts shall be calculated as of the Closing Measurement Time, determined as set forth in the Illustrative Working Capital Statement and in accordance with the Accounting Policies.  For the avoidance of doubt, any settlement of the matters described on Section 5.01 of the Company Disclosure Schedules that is not paid as of the Closing Measurement Time shall constitute a current liability of the Company and the Subsidiaries for purposes of determining Closing Working Capital if and to the extent that Closing Working Capital does not reflect a corresponding reserve for such liability or matter.  Notwithstanding the foregoing, “Closing Working Capital” shall not include (w) current or deferred Tax assets, (x) current or deferred Tax liabilities, (y) deferred revenue, or (z) any earnout payments under the Asset Purchase Agreement dated as of September 30, 2016 by and among SAS Capital Management, LLC, FDx Advisors, Inc. and Actua, including the Buyout Payment (as such term is defined in such asset purchase agreement).

“Code” means the Internal Revenue Code of 1986, as amended, the rules and regulations promulgated thereunder and any successor law.

“Common Per Share Merger Consideration” means, with respect to each share of Common Stock, (i) the Closing Common Per Share Consideration payable in respect of such share of Common Stock in the Merger, plus (ii) the amount of the Allocable Percentage of the Merger Consideration Adjustment Amount, Escrow Amount and Representative Fund Amount attributable to such share of Common Stock.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company Charter” means the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on October 23, 2014.

“Company Disclosure Schedules” means the disclosure schedules dated as of the date of this Agreement delivered by the Company to Parent in connection with the execution of this Agreement.

“Company Software” means each Software program that (i) is material to the operation of the Company and its Subsidiaries, (ii) is distributed, sold, licensed, marketed or otherwise provided to third parties by the Company or any of its Subsidiaries or (iii) is owned or purportedly owned by the Company or any Subsidiary.

“Company Systems” means all of the following owned, used or licensed by the Company or any Subsidiary or on behalf of the Company or any Subsidiary: computers, computer systems, servers, hardware, software, firmware, co-location facilities and equipment, and all other information technology equipment and services, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation that is, in each case, material to the operation of the Company and its Subsidiaries.

“Consent” means, (i) with respect to any Affirmative Consent Contract, the written consent contemplated by Section 7.08(b), (ii) with respect to any Negative Consent Contract, the written consent or deemed consent contemplated by Section 7.08(c), and (iii) with respect to any Contract set forth on Schedule 7.08(d), the written or deemed consent or waiver contemplated by Section 7.08(d).  The Company shall be deemed to have received a Consent with respect to (A) any Contract (1) to which the Company or any of its Subsidiaries is bound, (2) that is not referenced in clauses (i) through (iii) of this definition, (3) for which no consent to the transactions contemplated hereby is required under such Contract and (4) the transactions contemplated hereby do not explicitly give rise to any termination right in favor of the counterparty to such Contract and (B) any Contract listed on Schedule 1.01(b).

“Contract” means, with respect to any particular Person, any written or oral contract, agreement, commitment, note, bond, pledge, lease, license mortgage, guaranty, indenture, option, instrument, obligation or commitment that is binding on such Person, including any amendments and supplements thereto.

“Covered Matters” means all Company Warranty Breaches other than those Company Warranty Breaches that are Express Exclusions.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Law or any legally binding agreement with any Governmental Authority, relating to human health and safety, the environment or any toxic or hazardous substance, waste or material.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any material way to, the business of the Company or any Subsidiary.

“Equity Incentive Plan” means the Folio Dynamics Holdings, Inc. 2014 Equity Compensation Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means JPMorgan Chase Bank, National Association.

“Escrow Agreement” means an escrow agreement to be entered into among the Escrow Agent, Parent and the Representative in substantially the form attached hereto as Exhibit A, with such customary changes as may be reasonably requested by the Escrow Agent so long as such changes are consistent with this Agreement.

“Escrow Amount” means the sum of the Working Capital Escrow Amount and the Indemnification Escrow Amount.

“Excluded Shares” means (i) shares of Common Stock held in the treasury of the Company or otherwise held by the Company or any Subsidiary and (ii) shares of Common Stock held by Parent, Merger Subsidiary or any other Affiliate of Parent.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of July 18, 2017, by and among Parent, the guarantors from time to time a party thereto, the lenders from time to time party thereto, and Bank of Montreal, as administrative agent, BMO Capital Markets Corp., as sole lead arranger and sole book runner, Citizens Bank, N.A. and Keybank National Association, as co-syndication agents, and Silicon Valley Bank, MUFG Union Bank, N.A., Associated Bank, N.A. and Regions Bank, as co-documentation agents.

“Express Exclusions” means the express exclusions in Sections 4(a) through 4(g) of the Model Policy (as defined in the AIG NBIL) and Section 8 of the AIG NBIL.

“Final Closing Working Capital” means Closing Working Capital (i) as shown in the Closing Working Capital Statement, if no Calculation Notice indicating disagreement with respect thereto is duly delivered pursuant to Section 2.09(b), or (ii) if such a Calculation Notice indicating disagreement therewith is delivered, (A) as agreed by the Representative and the Surviving Corporation pursuant to Section 2.09(b) or (B) in the absence of such agreement, as shown in the Settlement Accountant’s calculation delivered pursuant to Section 2.09(c), provided that in no event shall Final Closing Working Capital be less than the Surviving Corporation’s calculation of Closing Working Capital delivered pursuant to Section 2.09(a) or more than the Representative’s calculation of Closing Working Capital delivered pursuant to Section 2.09(b).

“Final Merger Consideration” means the Closing Merger Consideration as recalculated based on the Closing Working Capital, Unpaid Transaction Expenses, Closing Cash, Closing Indebtedness and Client Consent Adjustment Amount (calculated after taking into account any Consents received on or prior to the date that is ninety (90) days following the Closing Date) set forth in the Final Calculation, in place of the Estimated Working Capital, Estimated Unpaid Transaction Expenses, Estimated Closing Cash, Estimated Closing Indebtedness and Estimated Client Consent Adjustment Amount, respectively; provided that

Final Merger Consideration shall only take into account any differences between Final Working Capital and the Working Capital Target to the extent (i) Final Working Capital exceeds the Working Capital Target by more than $100,000 or (ii) the Working Capital Target exceeds Final Working Capital by more than $100,000.

“Fully-Diluted Shares” means the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means, with respect to any Person, any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision or instrumentality thereof, any court or arbitrator that has proper jurisdiction over such Person, or any quasi-governmental entity, including stock exchanges.

“Government Official” means (i) any executive, official, employee or agent of a Governmental Authority, (ii) any director, officer, employee or agent of a wholly or partially government owned or controlled company or business, (iii) any political party or official thereof, or candidate for political office, or (iv) any executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank).

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos-containing materials and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including prepayment penalties, premiums, breakage costs, fees, bank overdrafts and other costs and expenses associated with prepayment of any indebtedness, or that are payable as a result of the consummation of the Merger), (i) of such Person (A) for borrowed money (including overdraft facilities), (B) evidenced by notes, bonds, debentures or similar Contracts, (C) for the reimbursement of amounts drawn on any letter of credit and in respect of bankers’ acceptances or similar transactions, (D) under or in respect of Contracts relating to interest rate protection, swap agreements and collar agreements, (E) under leases that are or should be, in accordance with GAAP, recorded as capital lease for financial reporting purposes or (F) for the deferred purchase price of property or services (excluding any account or trade payables incurred in the ordinary course or reflected in the Final Closing Working Capital) and (ii) of any other Person of the type described in clauses (A) through (F) above that are guaranteed by such Person, are recourse to such Person or any of such Person’s assets or properties, secured in whole or in part by Liens on any of the assets or properties of such Person or are otherwise a legal liability of such Person.  For the avoidance of doubt, Indebtedness shall include any earnout payments under the Asset Purchase Agreement dated as of September 30, 2016 by and among SAS Capital Management, LLC, FDx Advisors, Inc. and Actua, including the Buyout Payment (as such term is defined in such asset purchase agreement).  With respect to the Company, Indebtedness excludes the Unpaid Transaction Expenses.

“Indemnification Escrow Amount” means an amount equal to $975,000.

“Indemnification Escrow Fund” means the Indemnification Escrow Amount deposited into escrow pursuant to the Escrow Agreement.

“Indemnified Taxes” means (i) all Taxes (a) of, attributable to, or imposed on the Company or its Subsidiaries for any Pre-Closing Tax Period (other than Sales Taxes), or (b) of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract, pursuant to any law or otherwise, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Tax law, which Taxes relate to an event or transaction occurring before or on the Closing Date but excluding any Tax arising from any action outside the ordinary course of business after the Closing or (ii) the Stockholders’ share of Transfer Taxes (as determined under Section 8.01(b)).

“Intellectual Property Rights” means any and all intellectual property rights throughout the world, including (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States of America and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States of America and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States of America and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and confidential business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and other proprietary information and know-how (including inventions, source code, algorithms, processes, recipes, formulae, business methods, supplier lists and customer lists, manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) tangible embodiments of any of the foregoing, in whatever form or medium, and (x) any rights recognized under applicable law that are equivalent or similar to any of the foregoing.

“Investment Advisers Act” means the United States Investment Advisers Act of 1940.

“Investment Advisory Client” means any investment advisory client for purposes of the Investment Advisers Act.

“Investment Advisory Contracts” means any contracts pursuant to which the Adviser provides investment advisory services as an “investment adviser” within the meaning of the Investment Advisers Act.

“Knowledge” means, (i) with respect to the Company, the actual knowledge of Joseph Mrak, Steve Dunlap, Mark Herman, Mark Davis and Shari Hensrud-Ellingson, as well as the knowledge such individuals would reasonably be expected to have after conducting a reasonable inquiry (which, with respect to Joseph Mrak, includes inquiry of Lou D’Addario with respect to relevant sales matters), and (ii) with respect to Parent, means the actual knowledge of Judson Bergman, Peter D’Arrigo, Viggy Mokkarala and Matthew Majoros, after reasonable inquiry.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, license, encumbrance or other adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means changes, facts, circumstances, conditions, effects, developments or events that, individually or in the aggregate, have had or would be reasonably expected to have a materially adverse effect on the business, assets, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with (i) the announcement or pendency of this Agreement, the anticipated consummation of the Merger, the identity of the parties hereto or any of their respective Affiliates or the announcement or disclosure by Parent of its plans with respect to the conduct of the Company’s business following the Effective Time, (ii) changes or conditions generally affecting any industry in which the Company or any Subsidiary operates, (iii) changes in economic (including financial, banking and/or securities markets) or political conditions generally, (iv) changes in political or social conditions generally, including acts of war, sabotage or terrorism, or military actions, or any escalation or worsening thereof, (v) seasonal or cyclical fluctuations affecting the Company or any Subsidiaries consistent with past fluctuations, (vi) changes in accounting requirements or principles under GAAP, (vii) any failure by the Company or any Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or any other financial or operating metrics for any period (it being understood that the underlying cause of the failure to meet such projections, forecasts, estimates or predictions may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by this definition), (viii) changes in Applicable Law, (ix) actions taken by Parent or any of its Affiliates or at the request of Parent, or (x) earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God”; provided that the items set forth in clauses (ii) through (iv) and clause (x) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, change, fact, circumstance, effect, or development adversely affects the Company or any Subsidiary in a disproportionate manner relative to other participants in any industry in which the Company or any Subsidiary operates.

“NOL Amount” means the amount of unused federal net operating losses of the Company or its Subsidiaries as of the end of the Closing Date after application of all Treasury Regulations applicable to corporations filing consolidated Tax Returns including rules applicable to the Company no longer being a member of the same group as Actua determined as required from time to time under this Agreement that are carried forward to the Company and its Subsidiaries’ federal tax year that begins the day immediately after the end of the Closing Date.

“Options” means options to purchase shares of Common Stock granted under the Company’s Equity Incentive Plan that are outstanding immediately prior to the Effective Time, whether vested or not.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by either the Company or any Subsidiary.

“Payment Agent” means JPMorgan Chase Bank, National Association.

“Payment Agent Agreement” means a payment agent agreement to be entered into among the Payment Agent, Parent and the Representative in substantially the form attached hereto as Exhibit B, with such customary changes as may be reasonably requested by the Payment Agent so long as such changes are consistent with this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means data that identifies or can be used to identify individuals either alone or in combination with other information which is in the possession or control of the Company or any Subsidiary, including a combination of an individual’s name, address or phone number with any such individual’s username and password, social security number or other government-issued number, financial account number, date of birth, email address, any information that can be used to contact someone or serve them with information or other personally identifiable information.

“Pre-Closing Tax Period” shall mean all taxable years or other taxable periods ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceeding” means, with respect to any Person, (i) an action, suit, arbitration, claim, charge, complaint, audit, proceeding or other litigation against such Person by or before any Governmental Authority or (ii) investigations of such Person by any Governmental Authority.

“Publicly Available Software” means (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software or open source software (for example, software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models and (ii) any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no or minimal charge.

“Representative Fund Amount” means $500,000.

“Representative Side Letter” means that certain side letter in the form attached hereto as Exhibit C between Parent and Representative, dated as of the Closing Date, pertaining to, among other things, the disclosure of certain financial information of the Company.

“Retention Amount” means, at a given time, an amount equal to the aggregate amount of Damages that must then be retained by the Parent Indemnified Parties under the R&W Policy before the insurance company issuing the R&W Policy is required to pay for any such Damages.  For the avoidance of doubt, the “Retention Amount” shall give effect to any “step-down” or reduction in such amount under the terms of the R&W Policy.

“R&W Policy” means a representation and warranty insurance policy, including (i) the representation and warranty insurance policy contemplated by the AIG NBIL or (ii) such other representation and warranty insurance policy obtained in accordance with Section 7.09.

“Sales Taxes” means any sales or use taxes or other similar taxes that apply with respect to transactions between the Company or any of its Subsidiaries and their customers, reduced by any reimbursement or recovery realized by the Company or any of its Subsidiaries from any such customer.

“Sales Tax Cap” means $3,700,000.

“SEC” means the United States Securities and Exchange Commission.

“Software” means all computer software, firmware, programs, data and databases, in any form, including without limitation, development tools, library functions, compilers, and platform and application software, whether in object code of source code format, and all documentation related thereto.

“Stockholder Claim” means any Proceeding brought by any holder or former holder of any equity interest or option holder in the Company or any Subsidiary (in their capacities as such), including, any representative or heir, arising out of or related to such equity holder’s ownership or former ownership of such equity interest in the Company, including claims for appraisal rights, whether directly, derivatively, representatively or in any other capacity, against the Company or the Surviving Corporation, as the case may be, or any of their respective Subsidiaries or Affiliates (including any and all of its and their respective past, present and/or future Affiliates, directors, officers, shareholders, members, partners, employees, fiduciaries, advisors, and agents, and each of their respective successors and assigns), in any way based upon, arising from, relating to or involving, directly or indirectly, this Agreement or the Merger.

“Stockholders” means holders of Common Stock immediately prior to the Effective Time.

“Straddle Period” shall mean any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means any (i) corporation, limited liability company, joint venture, trust or other legal entity of which securities or other ownership interests having voting power to elect at least a majority of the board of directors, board of managers or other persons performing similar functions are directly or indirectly owned or controlled by the Company or a subsidiary of the Company or (ii) any partnership of which the Company or a subsidiary of the Company is the general partner.

“Tax” means any tax or similar assessment (including, for the avoidance of doubt, any state or local sales, use or property taxes) imposed by a Taxing Authority, together with any interest, penalty, addition to tax or additional amount with respect thereto, in each case whether collected by withholding or otherwise.

“Tax Analysis” means the sales Tax analysis of the Company and its Subsidiaries conducted by Parent and its Affiliates from and after August 25, 2017 (including any information collection, study and audit and verification work, which may include analysis performed on and after the Closing Date).

“Tax Contest” means any federal, state or local Tax audit, examination, refund claim, judicial proceeding or assessment.

“Tax Return” means any Tax return, statement, report, election, declaration, work paper, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any governmental authority responsible for the imposition, determination, assessment or collection of any Tax.

“Termination Fee” means $7,000,000.

“Third Party Processor” means a third party provider or other third party that accesses, collects, stores, transmits, transfers, processes, discloses or uses personally identifiable information on behalf of the Company or any Subsidiary.

“Threshold” means an amount equal to $975,000.

“Transfer Tax” means any transfer (including real estate transfer), documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest).

“Unpaid Transaction Expenses” means (i) all fees, costs and expenses incurred by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (including the fees and expenses of any legal, financial and accounting advisors, consultants, experts or other professionals engaged by or on behalf of the Company or any Subsidiary, but not including any Taxes or Liabilities for Taxes), (ii) all transaction bonuses, retention payments, change-of-control payments, and other amounts payable to any employee of the Company or any Subsidiary as a result of this Agreement and the transactions contemplated by this Agreement (and not as a result of a “double trigger” provision where the Closing is the first such trigger), (iii) all premiums and other costs and expenses associated with the directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) referenced in Section 6.04(b), and (iv) fifty percent (50%) of the fees and expenses of the Escrow Agent pursuant to the Escrow Agreement and of the Paying Agent pursuant to the Payment Agent Agreement, in each case that have not been paid by the Company or any Subsidiary at or prior to the Closing Measurement Time.

“Working Capital Escrow Amount” means $100,000.

“Working Capital Escrow Fund” means the Working Capital Escrow Amount deposited into escrow pursuant to the Escrow Agreement.

“Working Capital Target” means $0.

“Written Consent” means a written consent of the Stockholders constituting the Required Stockholder Approval.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
606 Deliverables	7.11(a)
606 Dispute Notice	7.11(e)
606 Notice Conditions	7.11(e)
Actua Holdings	2.06(b)
Adjusted NOL Amount	8.03(c)
Affirmative Consent Contracts	7.08(b)
Agreement	Preamble
AIG Policy	7.09(a)
Alternative Policy	7.09(b)
Anti-Money Laundering Laws	3.14(e)
Calculation Notice	2.09(b)
Cash Statement	2.05(b)
Certificates	2.06(b)
Certificate of Merger	2.02(b)

Term	Section
Client Closing Consent Statement	2.05(g)
Closing	2.02(a)
Closing NOL Adjustment Amount	8.03(a)
Closing NOL Amount	8.03(a)
Commitment Letter	4.08
Company	Preamble
Company 606 Notice	7.11(e)
Company Board	Preamble
Company Indemnified Parties	6.04(a)
Company Registered Intellectual Property	3.16(a)
Company Representatives	5.06
Company Securities	3.05(c)
Company Warranty Breach	10.02(a)(i)
Competing Transaction	5.05
Confidentiality Agreement	5.02(b)
Consent Notice	7.08(a)
Counsel	13.15
Damages	10.02(a)
Direct Claim	10.03(e)
Dissenting Shares	2.08
Effective Time	2.02(b)
Employee Plans	3.21(a)
End Date	11.01(b)
Escrow Account	2.06(a)(iv)
Escrow Termination Date	10.01
Estimated Client Consent Adjustment Amount	2.05(g)
Estimated Closing Cash	2.05(b)
Estimated Closing Indebtedness	2.05(a)
Estimated Unpaid Transaction Expenses	2.05(c)
Estimated Working Capital	2.05(f)
Exchange Act	5.06(e)
Final Calculation	2.09(b)
Financial Statements	3.07(a)
Fundamental Representations	10.01
Illustrative Working Capital Statement	2.05(f)
Indebtedness Statement	2.05(a)
Indemnified Party	10.03(a)
Indemnifying Party	10.03(a)
Information Systems	3.16(h)
Initial Calculation	2.09(a)
Interim Financial Statements	5.06(a)
Interim NOL Adjustment Amount	8.03(b)
Interim NOL Amount	8.03(b)
Key Customers	3.25

Term	Section
Key Suppliers	3.26
Letter of Transmittal	2.06(b)
Majority Holders	12.01
Material Contract	3.10(a)
Merger	2.01(a)
Merger Consideration Adjustment Amount	2.09(d)
Merger Subsidiary	Preamble
Multiemployer Plan	3.21(c)
Negative Consent Contracts	7.08(c)
NOL Statement	8.03(a)
Objection Notice	2.09(b)
Parent	Preamble
Parent Indemnified Parties	10.02(a)
Parent Warranty Breach	10.02(d)(i)
Payment Schedule	2.05(e)
Permits	3.18
Permitted Liens	3.15(a)
Policy Conditions	7.09(a)
Post-Closing NOL Adjustment Amount	8.03(c)
Privileged Communications	13.15
Record Maintenance Period	6.02(a)
Regulations S-X	5.06(e)
Related Party	3.23
Representative	Preamble
Representative Fund	2.06(a)(v)
Representative Losses	12.02(b)
Required Stockholder Approval	3.02
Section 7.09 Damages	7.09(d)
Securities Act	5.06(e)
Settlement Accountant	2.09(c)
Stockholder Indemnified Parties	10.02(d)
Stockholder Notice	5.06
Subsidiary Securities	3.06(b)
Surviving Corporation	2.01(a)
Tax Contest	8.01(e)
Third-Party Claim	10.03(a)
Third Party Interests	3.06(c)
Threshold	10.02(b)
Unpaid Transaction Expenses Statement	2.05(c)
WARN Act	7.07(b)
Year End Financial Statements	5.06(b)

Section 1.02.               Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any contract or agreement are to that contract or agreement as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Laws.  All monetary figures shall be in United States dollars unless otherwise specified.

ARTICLE 2
THE MERGER

Section 2.01.               The Merger.

(a)           Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the DGCL (the “Merger”), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation of the Merger (the “Surviving Corporation”).

(b)           From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

Section 2.02.               Closing; Effective Time; Closing Deliveries.

(a)           Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern Time) at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania, 19104 (i) on a date to be specified by the parties hereto, which shall be no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions; provided that the Closing shall not occur prior to January 2, 2018 unless agreed to in writing by the Parent and the Company, or (ii) at such other place, time or date as Parent and the Company may mutually agree.

(b)           At Closing, the Company and Merger Subsidiary shall file a certificate of merger in the form attached hereto as Exhibit H (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly accepted by the Secretary of State of the State of Delaware (or at such later time as may be specified in the Certificate of Merger).

Section 2.03.               Certificate of Incorporation; Bylaws; Directors and Officers.

(a)           The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time so as to read in its entirety as set forth on Exhibit I until amended in accordance with the provisions thereof and Applicable Law.

(b)           The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and Applicable Law, except that the name of the Surviving Corporation shall be changed to the name of the Company.

(c)           From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

Section 2.04.               Conversion of Common Stock.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of any party or Stockholder, each share of Common Stock issued and outstanding immediately before the Effective Time shall be cancelled, extinguished and converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Common Per Share Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement, including, without limitation, the indemnification provisions set forth in Article 10.

(b)           At the Effective Time, by virtue of the Merger and without any action on the party of any party or Stockholder, each outstanding share of common stock, par value $0.01 per share of Merger Subsidiary shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c)           At the Effective Time, by virtue of the Merger and without any action on the party of any party or Stockholder, each Excluded Share, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company or the holder thereof, shall be canceled and retired and cease to exist and no payment shall be made with respect thereto.

Section 2.05.               Closing Deliverables.  At or prior to the Closing, the Company shall provide (or cause to be provided) to Parent:

(a)           no later than two (2) Business Days prior to the Closing, a statement (the “Indebtedness Statement”) setting forth a good faith estimate of the aggregate Closing Indebtedness which is expected to be outstanding as of the Closing Measurement Time (the “Estimated Closing Indebtedness”);

(b)           no later than two (2) Business Days prior to the Closing, a statement (the “Cash Statement”) setting forth a good faith estimate of the aggregate Closing Cash which is expected to be outstanding as of the Closing Measurement Time (the “Estimated Closing Cash”);

(c)           no later than two (2) Business Days prior to the Closing, a statement (the “Unpaid Transaction Expenses Statement”) setting forth a good faith estimate of the aggregate Unpaid Transaction Expenses expected to be incurred through the Closing Measurement Time (the “Estimated Unpaid Transaction Expenses”), together with all payment instructions related thereto and an invoice, fee statement or similar evidence of obligations from each Person (other than any employee) to whom any amount of the Unpaid Transaction Expenses is owed, indicating the aggregate amount of Unpaid Transaction Expenses owed to such Person;

(d)           no later than two (2) Business Days prior to the Closing, an executed pay-off letter, in each case in customary form and substance, from each Person to whom any amount of the Closing Indebtedness set forth on Schedule 2.05(d) (which schedule may be updated prior to Closing by the mutual agreement of Parent and the Company) is owed, evidencing the satisfaction in full of all such Closing Indebtedness and the release or termination of all Liens relating to such Closing Indebtedness;

(e)           no later than two (2) Business Days prior to the Closing, a schedule (which schedule may be updated prior to Closing by the mutual agreement of Parent and the Company) (the “Payment Schedule”) setting forth (i) a list containing the name of each Stockholder and the number of shares of Common Stock held by such Stockholder and (ii) the Closing Common Per Share Merger Consideration and Allocable Percentage of the Merger Consideration Adjustment Amount, Escrow Amount, Representative Fund Amount and any indemnification obligation pursuant to Section 10.02 attributable to such shares;

(f)            no later than two (2) Business Days prior to the Closing, a certificate attaching a good faith estimate of the Closing Working Capital (the “Estimated Working Capital”), together with such schedules and data with respect to the determination of the Estimated Working Capital as may be appropriate to support such calculation of Estimated Working Capital.  The Estimated Working Capital shall be calculated in accordance with GAAP and the Accounting Policies and shall be presented in the same form as the working capital statement set forth on Schedule 2.05(f) attached hereto (the “Illustrative Working Capital Statement”);

(g)           no later than two (2) Business Days prior to the Closing, a statement (the “Client Closing Consent Statement”) setting forth an estimate of the Client Closing Consent

Amount and the Client Consent Adjustment Amount as of the Closing (the “Estimated Client Consent Adjustment Amount”);

(h)           at the Closing, a copy of the certificate of incorporation, articles of incorporation or certificate of formation, as applicable, and a certificate of good standing of the Company and of each Subsidiary, certified as of a date not more than 10 Business Days prior to the Closing Date by the secretary of state of the state of incorporation or organization;

(i)            letters of resignation from each individual (solely in their capacity as an officer or director) requested by Parent pursuant to Section 5.04;

(j)            (A) a statement, dated not more than 30 days prior to the Closing Date, certifying that the Common Stock is not a “U.S. real property interest” and (B) a notice addressed to the IRS that satisfies the requirements of Treasury Regulations Section 1.897-2(h)(2), in each case in accordance with the Code;

(k)           copies of the third-party consents, notices and approvals required by Sections 9.01(c);

(l)            the update to Section 3.14 of the Company Disclosure Schedules required by Section 5.07; and

(m)          evidence of UCC-3 termination statements filed with respect to the UCC financing statements set forth on Section 3.15 of the Company Disclosure Schedules.

Section 2.06.               Payment of Closing Merger Consideration.

(a)           Promptly after the Effective Time, but, in each case, on the Closing Date, Parent shall make (or cause to be made) the following payments or deliveries, as applicable:

(i)            to an account designated in writing by the Payment Agent, by wire transfer of immediately available funds, an aggregate amount equal to the Closing Merger Consideration (less the Closing NOL Adjustment Amount and any Closing Merger Consideration applicable to Dissenting Shares), to be used for payment of the Closing Merger Consideration to Stockholders for which or whom a Letter of Transmittal (as defined below) has been properly completed and received (together with any Certificates or other credentials, as applicable) by the Payment Agent, in accordance with the terms of the Payment Agent Agreement;

(ii)           on behalf of the Company, to such accounts designated in writing by the Company, by wire transfer of immediately available funds, an amount, in the aggregate, equal to the Closing Indebtedness to enable the Company to repay, or cause to be repaid, the Closing Indebtedness set forth on the Indebtedness Statement;

(iii)          on behalf of the Company, to such accounts designated in writing by the Company, by wire transfer of immediately available funds, an amount, in the aggregate, equal to the Unpaid Transaction Expenses to enable the Company to pay, or cause to be paid, the Unpaid Transaction Expenses set forth on the Unpaid Transaction Expenses Statement;

(iv)          on behalf of the Stockholders, to an account designated in writing by the Escrow Agent to be governed by the Escrow Agreement (such account, the “Escrow Account”), by wire transfer of immediately available funds, an amount equal to the Escrow Amount, and for all purposes hereunder each Stockholder shall be deemed to have contributed its Allocable Percentage of the Escrow Amount; and

(v)           on behalf of the Stockholders, to an account designated in writing by the Representative to be governed by Section 12.03 and the provisions of the Letter of Transmittal (such account, the “Representative Fund”), by wire transfer of immediately available funds, an amount equal to the Representative Fund Amount, and for all purposes hereunder each Stockholder shall be deemed to have contributed its Allocable Percentage of the Representative Fund Amount.

(b)           Prior to the Closing, Parent and Representative will engage the Payment Agent pursuant to the Payment Agent Agreement.  At any time after the date hereof, the Company shall cause a letter of transmittal in the form attached hereto as Exhibit E (each, a “Letter of Transmittal”) to be delivered to each Stockholder.  After the Effective Time, each holder of a certificate or certificates representing shares of Common Stock (other than certificates representing Excluded Shares and Dissenting Shares) (collectively, the “Certificates”), upon surrender of such Certificates to the Payment Agent (or a lost Certificate affidavit) and a properly completed and duly executed Letter of Transmittal, shall be entitled to receive (in accordance with the terms hereof) in exchange therefor an amount in cash (without interest) per share equal to the Common Per Share Merger Consideration, as indicated on the Payment Schedule and pursuant to the terms hereof, and such Certificate shall, after such surrender, be marked as canceled.  If a Stockholder delivers a Letter of Transmittal at least two (2) Business Days prior to the Closing Date, Parent shall cause the Payment Agent to pay such Stockholder at the Closing the Common Per Share Merger Consideration in respect of each share surrendered by such Letter of Transmittal in accordance with the Payment Agent Agreement.  Notwithstanding the foregoing, the payment to Actua Holdings, Inc. (“Actua Holdings”), a wholly owned subsidiary of Actua, in respect of the Closing Common Per Share Consideration shall be reduced by the Closing NOL Adjustment Amount, if any, as a set off in respect of Actua Holdings’ obligations under Section 8.03(a).

(c)           In the event that any Certificate for shares of Common Stock has been lost, stolen or destroyed, the Payment Agent shall pay such portion of the Aggregate Merger Consideration as may be required pursuant to this Agreement in exchange therefore upon the making of an affidavit of that fact by the holder thereof, together with an indemnity in customary form in favor of the Surviving Corporation, as a condition precedent to the payment of any portion of the Aggregate Merger Consideration attributable to such shares of Common Stock.

(d)           If any payment under this Agreement is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Payment Agent that such Taxes either have been paid or are not payable.

(e)                                  At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no transfers of any shares of Common Stock.  Until surrendered as contemplated by this Section 2.06, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender such portion of the Aggregate Merger Consideration as may be required pursuant to this Agreement in exchange therefore in respect of such security represented by such Certificate.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled, delivered to the Payment Agent and exchanged for the respective portion of the Aggregate Merger Consideration they represent, as provided in this Article 2.

(f)                                   Notwithstanding anything else in this Agreement, the portions of Closing Merger Consideration payable to any particular Stockholder upon Closing shall be as set forth opposite such Stockholder’s name on the Payment Schedule; provided, however, that, pursuant to Section 2.06(b), any amounts payable to Actua Holdings shall be reduced by the Closing NOL Adjustment Amount, if any.

(g)                                  Any portion of the Aggregate Merger Consideration made available to the Payment Agent pursuant to this Section 2.06 that remains unclaimed by Stockholders 12 months after the time it was delivered to the Payment Agent shall be returned to the Surviving Corporation upon demand.  Any such Stockholder who has not exchanged shares of Common Stock for, or otherwise claimed, the applicable portion of the Aggregate Merger Consideration in accordance with this Article 2 prior to that time thereafter will look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Applicable Laws) for payment of the applicable portion of the Aggregate Merger Consideration in respect thereof.

Section 2.07.                                            Stock Options.  At or prior to the Effective Time, the Company shall take all action necessary (including any necessary determinations and resolutions of the Company Board or a committee thereof) such that each Option outstanding immediately prior to the Effective Time shall at the Effective Time be cancelled and terminated in accordance with the following two sentences.  Each Option that is unvested immediately prior to the Effective Time (and does not become vested in connection with the transactions contemplated hereby) shall be cancelled and terminated as of the Effective Time without any payment of consideration therefor.  The holder of a vested Option shall be given the opportunity to exercise such Option, and to the extent such Option is not timely exercised prior to the Closing, such Option shall be cancelled and terminated as of the Effective Time without any payment of consideration therefor.

Section 2.08.                                            Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Stockholder who is entitled to and has properly exercised and perfected appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or exchangeable for the right to receive the applicable portion of the Aggregate Merger Consideration set forth in Section 2.04(a), but shall be converted into or be exchangeable for the right to receive such consideration as shall be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL; provided, however, that if such Stockholder fails to perfect or effectively withdraws or loses the right to appraisal and payment under the DGCL, each share of Common Stock held by such Stockholder immediately prior to the Effective Time shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Aggregate Merger Consideration set forth in Section 2.04(a) (without interest), and such share shall no longer be a Dissenting Share.  The Company shall give Parent prompt notice of any demands received by it for appraisal of shares of Common Stock, withdrawals of such demands and any other related instruments received by it.  Parent shall have the right, to the extent reasonably practicable, to receive notice of and participate in all negotiations and proceedings with respect to such demands and the exercise of such appraisal rights under the DGCL.  Except with the prior written consent of Parent and, if prior to the Closing, the Company, no party hereto shall make any payment with respect to, or offer to settle or settle, any such demands.  The Company shall provide to those Stockholders who did not execute the Written Consent all information required by Section 228 of the DGCL, including the information with respect to appraisal rights required by Section 262 of the DGCL, and any other Applicable Law (including any other applicable section of the DGCL and the securities laws).

Section 2.09.                                            Post-Closing Statement.

(a)                                 Parent shall cause to be prepared and, as soon as practical, but in no event later than 95 days after the Closing Date, shall cause to be delivered to the Representative, a statement setting forth Parent’s good faith calculation of (i) Closing Working Capital (including each component item thereof as set forth on the Illustrative Working Capital Statement), (ii) Unpaid Transaction Expenses, (iii) Closing Cash, (iv) Closing Indebtedness and (v) Client Consent Adjustment Amount, together with Parent’s calculation of the Final Merger Consideration (the “Initial Calculation”), including such schedules and data with respect to the determination of each component thereof as may be appropriate to support such Initial Calculation.  The Closing Working Capital shall be calculated and presented in the same manner as is prescribed for the calculation of the Estimated Working Capital in Section 2.05(e).

(b)                                 Within 30 days after receipt by the Representative of the Initial Calculation, the Representative may deliver to Parent a written notice (the “Calculation Notice”) either (i) advising Parent that the Representative agrees with and accepts the Initial Calculation (in which case the Initial Calculation shall be deemed to be the final calculation of the Final Merger Consideration (the “Final Calculation”)) or (ii) setting forth an explanation in reasonable detail of those items in the Initial Calculation that the Representative disputes and of what the Representative believes is the correct calculation of each disputed item and the Final Calculation.  The Representative and the accountants and other advisors engaged by the Representative shall be entitled to review the Company’s working papers, trial balances and similar materials for purposes of reviewing the Initial Calculation.  Without limiting the generality of the foregoing, the Company shall provide the Representative and the accountants and other advisors engaged by the Representative with timely and reasonable access, during the Company’s normal business hours, to the Company’s personnel, properties, books and records, in each case for purposes of reviewing the Initial Calculation and at the Company’s sole expense.  If the Representative does not submit a Calculation Notice within the 30-day period provided herein, then the Initial Calculation shall be deemed to be the Final Calculation and shall not be subject to further review, challenge or adjustment.  Parent and its accountants shall be entitled to review the working papers, trial balances and similar materials relating to the Representative’s preparation of its Calculation Notice.  If Parent concurs with the Calculation Notice, or if Parent does not object to the Calculation Notice in a writing received by the Representative within 30 days after Parent’s receipt of the Calculation Notice (such writing, an “Objection Notice”), the calculation of the Final Merger Consideration set forth in the Calculation Notice shall be deemed to be the Final Calculation and shall not be subject to further review, challenge or adjustment.

(c)                                  In the event that the Representative and Parent are unable to resolve any disputes regarding the Initial Calculation within 15 days after the date of the Representative’s receipt of the Objection Notice, then such disputes shall be referred to and resolved by a nationally or regionally recognized accounting firm that has been mutually agreed upon by the parties in good faith (such firm, the “Settlement Accountants”), and the calculation of the Final Merger Consideration of the Settlement Accountants shall be deemed to be the Final Calculation and shall not be subject to further review, challenge or adjustment, absent fraud.  The Settlement Accountants shall determine the Final Merger Consideration in accordance with the standards described in this Section 2.09 and shall be instructed by Parent and the Representative to use their reasonable best efforts to reach such determination not more than thirty (30) days after such referral.  Nothing herein shall be construed to authorize or permit the Settlement Accountants to resolve any item in dispute by making an adjustment to the Initial Calculation that is outside of the range for such item defined by the Initial Calculation and the Calculation Notice.  Each of Representative and Parent shall pay its own costs and expenses incurred in connection with this Section 2.09; provided, however, that the costs of any fees and expenses of the Settlement Accountant shall be borne equally by Representative, on the one hand, and Parent, on the other hand.

(d)                                 The “Merger Consideration Adjustment Amount,” which may be positive or negative, shall mean (i) the Final Merger Consideration, as finally determined in accordance with this Section 2.09, minus (ii) the Closing Merger Consideration.

(e)                                  If the Merger Consideration Adjustment Amount is a positive number, then:

(i)                                     Parent shall, or shall cause the Surviving Corporation, to deliver, by wire transfer of immediately available funds to an account designated in writing by the Payment Agent, for the benefit of (and, in accordance with other terms of this Agreement, for further payment to) the Stockholders, an amount equal to the Merger Consideration Adjustment Amount, which amount shall be paid by the Payment Agent to the Stockholders in accordance with their respective Allocable Percentages in accordance with the Payment Agent Agreement; and

(ii)                                  Parent and the Representative shall provide a joint written instruction to the Escrow Agent to release from the Working Capital Escrow Fund, by wire transfer of immediately available funds to the account designated in Section 2.09(e)(i), for the benefit of (and, in accordance with other terms of this Agreement, for further payment to) the Stockholders, an amount equal to the Working Capital Escrow Amount, which amount shall be paid by the Payment Agent to the Stockholders in accordance with their respective Allocable Percentages in accordance with the Payment Agent Agreement; and

(f)                                   If the Merger Consideration Adjustment Amount is a negative number, then:

(i)                                     Parent and the Representative shall provide a joint written instruction to the Escrow Agent to deliver from the Working Capital Escrow Fund to the Surviving Corporation, by wire transfer of immediately available funds to an account designated in writing by the Surviving Corporation, an amount equal to the Merger Consideration Adjustment Amount;

(ii)                                  the funds remaining (if any) in the Working Capital Escrow Fund, after giving effect to Section 2.09(f)(i), shall be released to the Stockholders in accordance with the procedure set forth in Section 2.09(e)(ii); and

(iii)                               if the Merger Consideration Adjustment Amount payable to the Surviving Corporation pursuant to Section 2.09(f)(i) exceeds the amount of funds in the Working Capital Escrow Fund, the Stockholders shall pay such excess to the Surviving Corporation, severally and not jointly, in accordance with each Stockholder’s Allocable Percentage, by wire transfer of immediately available funds no later than five (5) Business Days following the date the Final Calculation becomes final and binding in accordance with this Section 2.09 to an account designated by Parent or the Surviving Corporation.

(g)                                  If the Merger Consideration Adjustment Amount is zero, then the entire amount of the Working Capital Escrow Fund shall be released to the Stockholders in accordance with the procedure set forth in Section 2.09(e)(ii).

(h)                                 Amounts paid pursuant to this Section 2.09 shall be deemed adjustments to the Aggregate Merger Consideration.  For purposes of this Section 2.09, all computations of interest shall be made on the basis of a year of 365 days, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Any payments made by any Person pursuant to this Section 2.09 shall be made by wire transfer of immediately available funds within ten (10) Business Days after the Final Calculation has occurred.

(i)                                     Parent, the Company and the Representative agree that the procedures set forth in this Section 2.09 for resolving disputes with respect to the Merger Consideration Adjustment Amount shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit Parent or the Representative from instituting litigation to enforce any final determination of the Merger Consideration Adjustment Amount by the Settlement Accountants pursuant to this Section 2.09 in any court of competent jurisdiction in accordance with Sections 13.07 and 13.08; provided, however, that the substance of the Settlement Accountants’ determination shall not be subject to review or appeal.

Section 2.10.                                            Withholding.  Parent, the Company, the Surviving Corporation and the Payment Agent shall be entitled to deduct and withhold from the Merger Consideration and any other payments contemplated by this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state or local Tax law, and Parent, the Company, the Surviving Corporation or the

Payment Agent, as applicable, shall timely pay such amounts to the applicable Taxing Authority; provided, however, that for any payments other than payments to employees or other service providers of the Company that are compensatory, Parent shall provide the Company and the Representative written notice prior to making any such deduction or withholding to allow the Company and the Representative to obtain a reduction of or relief from such deduction or withholding, and Parent shall cooperate with the Company and the Representative, to the extent reasonable, in efforts to obtain any such reduction of or relief from deduction or withholding.  To the extent that amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the applicable Stockholder or such other Person in respect of whom such deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 13.03 of this Agreement, except as set forth in the Company Disclosure Schedules, the Company represents and warrants to Parent and Merger Subsidiary that the statements contained in this Article 3 are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date) as follows:

Section 3.01.                                            Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has heretofore made available to Parent true and complete copies of the Company Charter and the bylaws of the Company as currently in effect. A correct list of all of the jurisdictions in which the Company is so qualified to do business is set forth on Section 3.01 of the Company Disclosure Schedules.

Section 3.02.                                            Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Required Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote or written consent of holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of the capital stock of the Company necessary (including under the DGCL, the Company Charter and bylaws of the Company and the Stockholder Agreement or any other similar agreement) to adopt and approve this Agreement and the transactions contemplated hereby (the “Required Stockholder Approval”).  When executed and delivered by the Representative, the Written Consent shall constitute the valid and effective adoption and approval of this Agreement and the transactions contemplated hereby by the Required Stockholder Approval in compliance with Applicable Law, the Company Charter and bylaws of the Company and the Stockholder Agreement or any other similar agreement, and no other vote or action of holders of any class or series of capital stock of the Company is necessary under Applicable Law, the Company Charter or bylaws of the Company, the

Stockholder Agreement or otherwise.  This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to limitations on enforcement imposed by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar other laws affecting creditors’ rights generally).

Section 3.03.                                            Governmental Authorization.  Except as set forth on Section 3.03 of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with respect to the Merger with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (c) filings and approvals under the HSR Act and (d) any actions or filings the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 3.04.                                            Noncontravention.  Except as set forth on Section 3.04 of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws or similar organizational documents of the Company or any Subsidiary, (b) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (c) result in the creation or imposition of any Lien (other than Permitted Liens or other restrictions generally applicable to U.S. securities) on any asset or property of the Company or any Subsidiary, or (d) assuming compliance with the matters referred to in Section 3.03, require any consent or other action by any Person under, constitute a breach or default or an event that, with or without notice or lapse of time or both, would constitute a breach or default under, or give rise to any right of termination, cancellation or acceleration of any Material Contract to which the Company or any Subsidiary is a party or any right or obligation of the Company or any Subsidiary, with only such exceptions, in the case of clause (d), as would not reasonably be expected to have a Material Adverse Effect.

Section 3.05.                                            Capitalization.

(a)                                 The authorized capital stock of the Company consists of 25,500,000 shares of capital stock, all of which are designated as Common Stock.  As of the date hereof, the Company holds 80,262 shares of Common Stock in its treasury.

(b)                                 As of the date hereof, there are issued and outstanding:

(i)                                     21,939,738 shares of Common Stock; and

(ii)                                  Options issued pursuant to the Equity Incentive Plan representing the right to purchase an aggregate of 3,248,750 shares of Common Stock (of which Options to purchase an aggregate of 1,507,816 shares of are vested as of the date hereof).

(c)                                  All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights.  Except as set forth in this Section 3.05 or in Section 3.05(c) of the Company Disclosure Schedules, there are no outstanding (i) shares of capital stock or voting securities of, or ownership interests in, the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of, or ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of, or ownership interests in, the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clause (i) through clause (iv) of this Section 3.05(c) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.06.                                            Subsidiaries.

(a)                                 Each Subsidiary is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate or limited liability company powers required to carry on its business as now conducted.  Each such Subsidiary is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.  All Subsidiaries and their respective jurisdictions of incorporation or organization are identified on Section 3.06(a) of the Company Disclosure Schedules.  A correct list of all of the jurisdictions in which the each such Subsidiary is so qualified to do business is also set forth on Section 3.06(a) of the Company Disclosure Schedules.  The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary as currently in effect.

(b)                                 Section 3.06(b) of the Company Disclosure Schedules lists the authorized and issued and outstanding capital stock or other voting securities or equity interests of each Subsidiary.  All of the outstanding capital stock or other voting securities or equity interests of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens or other restrictions generally applicable to U.S. securities) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities).  There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of, or ownership interests in, any Subsidiary, (ii) warrants, calls, options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of, or ownership interests in, any Subsidiary or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary (the items in clauses (i) through (iii) of this Section 3.06(b) being referred to collectively as the “Subsidiary Securities”).  There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(c)                                  Other than the Subsidiaries, neither the Company nor any Subsidiary owns, directly or indirectly, any shares of capital stock, other securities or ownership interests, or investments in, any other Person (collectively, “Third Party Interests”).  Neither the Company nor any Subsidiary has any rights to, or is bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests or to make any investment in or contribution to, any Person.

Section 3.07.                                            Financial Statements.

(a)                                 Set forth on Section 3.07(a) of the Company Disclosure Schedules are:  (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2015 and 2016 and the related audited consolidated statements of operations, changes in equity and cash flows of the Company and its Subsidiaries for each of the years then ended and (ii) the Balance Sheet and the related unaudited interim consolidated statements of income and cash flows of the Company and its Subsidiaries for the six (6) months ended June 30, 2017 (the foregoing financial statements, collectively, the “Financial Statements”).  The Financial Statements (x) have been prepared from the books and records of the Company and its Subsidiaries and (y) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (other than the absence of notes and subject to the normal year-end adjustments in the case of any interim financial statements), the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b)                                 The Company has established and adheres in all material respects to a system of internal accounting controls that are designed to provide reasonable assurance that material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.  To the Knowledge of the Company, there has never been (i) any fraud with respect to the Company or its Subsidiaries that involves any of the management or other employees of the Company or its Subsidiaries or any of their Affiliates who have a role in the preparation of financial statements or the internal accounting controls used by the Company or its Subsidiaries or (ii) any claim or allegation regarding any of the foregoing.  Section 3.07(b) of the Company Disclosure Schedules sets forth the significant deficiencies and material weaknesses identified by Actua in connection with internal control testing in respect of the fiscal years ended December 31, 2015 and 2016.  The deficiency related to certain business users at the Company having administrative access to the general ledger system as described on Section 3.07(b) of the Company Disclosure Schedules has been remediated.  To the Knowledge of the Company, except as set forth on Schedule 3.07(b) of the Company Disclosure Schedules, as of the date of this Agreement, there have been no deficiencies or weaknesses identified by the

Company through internal control testing performed through the date of this Agreement that relate to the period from January 1, 2017 through the date of this Agreement.

(c)                                  Section 3.07(c) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement and identifies for each item of Indebtedness of the Company and its Subsidiaries the outstanding principal and accrued but unpaid interest as of September 24, 2017.

(d)                                 The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the Balance Sheet Date through the Closing Date (i) have arisen from bona fide transactions entered into by the Company or its Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business, and (ii) except as set forth on Section 3.07(d) of the Company Disclosure Schedules, constitute only valid, undisputed claims of the Company or its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.  The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company or its Subsidiaries have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.08.                                            Absence of Certain Changes.  Since the Balance Sheet Date, the business of the Company and the Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Section 3.08 of the Company Disclosure Schedule, since the Balance Sheet Date through the date of this Agreement, neither the Company nor any Subsidiary has taken any of the following actions:

(a)                                 adopted or proposed any change in the certificate of incorporation or bylaws or similar organizational documents of the Company or any Subsidiary (whether by merger, consolidation or otherwise);

(b)                                 (i) split, combined or reclassified any shares of Common Stock or capital stock of any Subsidiary, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Common Stock or capital stock of any Subsidiary (other than dividends paid by any Subsidiary to the Company or another wholly-owned Subsidiary), or (iii) redeemed, repurchased or otherwise acquired or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;

(c)                                  merged or consolidated with any other Person or acquired (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses (or division thereof) other than the acquisition of assets or inventory in the ordinary course of business of the Company and its Subsidiaries;

(d)                                 cancelled, compromised, waived or settled, or offered or proposed to cancel, compromise, waive or settle, (A) any material Proceeding or other claim against the Company or any Subsidiary or (B) any material stockholder litigation or stockholder dispute against the Company or any of its officers or directors;

(e)                                  made or changed any material Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, entered any closing agreement with a Taxing Authority, or settled any material Tax claim, audit or assessment;

(f)                                   adopted a plan of or consummated a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

(g)                                  changed any method of accounting or accounting practice of the Company or any Subsidiary, except for changes that are (A) required by GAAP or Applicable Law or (B) made by the Company’s ultimate parent on a company-wide basis; or

(h)                                 committed to do any of the foregoing listed in clauses (a) through (g).

Section 3.09.                                            No Undisclosed Material Liabilities.  Except as set forth on Section 3.09 of the Company Disclosure Schedules, there are no liabilities or obligations of the Company or any Subsidiary that would be required under GAAP to be disclosed on a balance sheet of the Company and its Subsidiaries, other than the following:

(a)                                 liabilities or obligations that are reserved against or reflected in the Balance Sheet;

(b)                                 liabilities or obligations since the Balance Sheet Date that have arisen in the ordinary course of business (excluding any liabilities that relate to any breach of contract or violation of Applicable Law); and

(c)                                  liabilities or obligations incurred in connection with this Agreement and the transactions and agreements contemplated hereby.

Section 3.10.                                            Material Contracts.

(a)                                 Except for each Contract disclosed in Section 3.10 of the Company Disclosure Schedules (each, a “Material Contract”), neither the Company nor any Subsidiary is a party to or bound by:

(i)                                     (A) any real property lease or (B) any personal property lease where the aggregate payments due under such personal property lease are $150,000 or more;

(ii)                                  any Contract (A) for the purchase of materials, supplies, goods, services, equipment or other assets (other than Contracts with third-party managers and customer or supplier purchase orders entered into in the ordinary course of business) (1) under which the Company and/or the Subsidiaries made payments in excess of $175,000 in the twelve (12)

months ended June 30, 2017 or (2) that contains any minimum or “take or pay” purchase or volume requirements, or (B) with a third-party manager under which the Company and/or the Subsidiaries made payments in excess of $350,000 in the twelve (12) months ended June 30, 2017;

(iii)                               any sales, distribution, license or other Contract providing for the sale or license by the Company and/or any Subsidiary of materials, supplies, goods, products, services, equipment or other assets (A) under which the Company and/or the Subsidiaries were paid in excess of $250,000 (net of any fees paid through to third-party managers) in the twelve (12) months ended June 30, 2017; (B) that requires the Company and/or the Subsidiaries to sell any materials, supplies, goods, products, services, equipment or other assets exclusively to any Person; or (C) that obligates the Company and/or the Subsidiaries to provide any Person with equal or preferred pricing terms as compared to the pricing terms offered by the Company and/or the Subsidiaries to any other Person, including any Contract with any “most favored nation” pricing provision;

(iv)                              any partnership, joint venture or other similar Contract or arrangement;

(v)                                 any employment Contract providing for base salary or base fees in excess of $200,000 on an annualized basis, and any severance, retention or change in control Contract with any employee, individual independent contractor or individual consultant of the Company or any Subsidiary (other than ordinary course offer letters);

(vi)                              any Contract relating to the acquisition or disposition of any capital stock or other equity interests, business or material assets (whether by merger, sale of stock, sale of assets or otherwise) under which payment obligations or other material obligations (absolute or contingent) of the Company or its Subsidiaries remain outstanding, including any indemnification obligations;

(vii)                           any Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) or the placing of a Lien (other than a Permitted Lien) on any assets of the Company or its Subsidiaries;

(viii)                        any agency, dealer, sales representative or marketing Contract that provides for either (A) annual payments to the Company and/or the Subsidiaries of $100,000 or more or (B) aggregate payments to the Company and/or the Subsidiaries of $500,000 or more;

(ix)                              any Contract (excluding non-exclusive licenses for commercial off-the-shelf computer software) pursuant to which the Company or any Subsidiary (A) obtains the right to use, or a covenant not to be sued under, any Intellectual Property Right or (B) grants the right to use, or a covenant not to be sued under, any Intellectual Property Right (excluding non-exclusive licenses granted in the ordinary course of business to customers);

(x)                                 any Contract, commitment, arrangement or understanding with any Related Party;

(xi)                              any Contract under which the Company or its Subsidiaries have, directly or indirectly, made any advance, loan, or extension of credit to, or capital contribution or other investment in, any other Person;

(xii)                           any Contract that limits the freedom of the Company or its Subsidiaries to compete with any Person or in any geographical area or that otherwise restricts the development, manufacture, marketing, distribution, or sale of the Company’s or its Subsidiaries’ products or services;

(xiii)                        any Contract with any Governmental Authority (other than, for the avoidance of doubt, any Permit);

(xiv)                       any Contract that grants any Person a right of first offer or right of first refusal with respect to the Common Stock or any capital stock of any Subsidiary of the Company or an exclusive dealing or similar exclusivity provision; and

(xv)                          any settlement or similar Contracts with respect to Proceedings involving the Company or its Subsidiaries under which there are continuing obligations or Liabilities on the part of the Company or any of its Subsidiaries.

(b)                                 Except as set forth on Section 3.10 of the Company Disclosure Schedules, each Material Contract is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and, to the Knowledge of the Company, the other party or parties thereto, and is in full force and effect, and none of the Company, any Subsidiary or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder, give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or a Subsidiary, and the Merger and the transactions contemplated by this Agreement will not result in any material change to the terms thereof. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from any counterparty to a Material Contract that such counterparty intends to terminate, not renew, or materially amend the terms of such Material Contract, and neither the Company nor any of its Subsidiaries has given any such written or oral notice to any counterparty to a Material Contract.  Neither the Company nor any of its Subsidiaries has waived any of its material rights under any Material Contract.  True and complete copies of each Material Contract have heretofore been made available to Parent (subject to customary redaction of competitively sensitive pricing information).

Section 3.11.                                            Litigation.  Except as set forth on Section 3.11 of the Company Disclosure Schedules, there is no material Proceeding pending against, or to the Knowledge of the Company, threatened against, the Company or any Subsidiary or any of their respective properties by or before (or, in the case of threatened Proceedings, would be by or before) any Governmental Authority or arbitrator.

Section 3.12.                                            Compliance with Laws and Court Orders.  Except as set forth on Section 3.12 of the Company Disclosure Schedules, the Company and each Subsidiary is and since January 1, 2015 has been in compliance in all material respects with, and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with by any Governmental Authority or given notice of any material violation of, any Applicable Law, including any Anti-Corruption Laws, and neither the Company nor any Subsidiary has or has attempted to (directly or indirectly through any Person) bribe or similarly improperly influence any Governmental Authority or Government Official.  There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of the Subsidiaries that has been or would reasonably be expected to be materially adverse to the Company or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.13.                                            Regulatory.

(a)                                 The Adviser is duly registered as an investment adviser under the Investment Advisers Act.

(b)                                 The Company has made available to Parent prior to the date of this Agreement correct and complete copies of the current Uniform Application for Investment Adviser Registration on Form ADV (including Part 1 and Part 2A) as on file with the SEC as of the date of this Agreement relating to the Adviser and any Part 2B thereof, reflecting all amendments thereto to the date of this Agreement.

(c)                                  The Adviser has (i) adopted a formal code of ethics complying in all material respects with Rule 204A-1 promulgated under the Investment Advisers Act, and (ii) adopted and implemented written policies and procedures that are reasonably designed to prevent and detect any material violations under the Investment Advisers Act.

(d)                                 Neither the Adviser nor, to the Knowledge of the Company, any person “associated” (within the meaning of the Investment Advisers Act) with the Adviser is subject to disqualification pursuant to Section 203(e)-(f) of the Investment Advisers Act from serving as an investment adviser or as an associated person of an investment adviser.  There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Adviser or any such associated Person that would result in any such disqualification.

(e)                                  All deficiency letters and examination reports that the Adviser has received prior to the date hereof since January 1, 2015 from any Governmental Authority are listed on Section 3.13(e) of the Company Disclosure Schedules, true, correct and complete copies of which have been made available or delivered to Parent, along with all written responses thereto.  The Company has made available or delivered to Parent all material correspondence to the Company or any of its Subsidiaries, or to Representative in respect of the Company or any of its Subsidiaries, relating to any material inquiry, examination or investigation by any Governmental Authority received since January 1, 2015 regarding the Adviser any of its respective employees or associated persons.

(f)                                   None of the Company, any Subsidiary or any Affiliate of any such entities is registered, or required to register, as an “investment company” under Section 8 of the 1940 Act.

Section 3.14.                                            Investment Advisory Clients; Investment Advisory Contracts.

(a)                                 Section 3.14 of the Company Disclosure Schedules contains a full and complete list of each Investment Advisory Contract and any other Contract with an Investment Advisory Client related thereto, in each case to which the Company or any of its Subsidiaries is bound as of the date that is five (5) Business Days prior to the date hereof.  The Company has made available to Parent true and complete copies (subject to customary redaction of competitively sensitive pricing information) of each Investment Advisory Contract (other than Investment Advisory Contracts with end clients) to which the Company or any of its Subsidiaries is bound as of the date that is five (5) Business Days prior to the date hereof (including, investment guidelines, strategies, policies or restrictions applicable thereto).

(b)                                 Except as set forth on Section 3.14 of the Company Disclosure Schedules, each of the Investment Advisory Contracts is a valid and binding obligation of the Adviser and any other Person party to such Investment Advisory Contracts, and the Adviser has performed its obligations thereunder in all material respects to the extent such obligations have accrued, and no material breach or material default thereunder by the Company, any Subsidiary or any other Person party to such Investment Advisory Contracts has occurred.

(c)                                  The Adviser is eligible, qualified and registered and has any material permit necessary to act under each Investment Advisory Contract and is not prohibited by any Applicable Law from performing its duties and obligations under any Investment Advisory Contract in any material respect.

(d)                                 No Investment Advisory Client of the Adviser is registered, or required to be registered, as an investment company under the 1940 Act.

(e)                                  The operations of the Company and the Subsidiaries are and have been conducted at all times since January 1, 2015, in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”); and no Proceeding involving the Company or any of the Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(f)                                   The Company and the Subsidiaries do not sponsor any entity that would be an investment company under the 1940 Act but for the application of Section 3(c)(1) or 3(c)(7) of the 1940 Act.

Section 3.15.                                            Properties.

(a)                                 None of the Company or the Subsidiaries owns, or has ever owned, or has any right to acquire any real property.  The Company and the Subsidiaries have valid leasehold interests in all leased real property.  None of such property is subject to any Lien, except:

(i)                                     Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet in accordance with GAAP);

(ii)                                  mechanic’s, landlord’s, workman’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet in accordance with GAAP);

(iii)                               with respect to real property, zoning ordinances and other land use restrictions or regulations, building or use restrictions, recorded easements and other restrictions of legal record;

(iv)                              with respect to real property, all matters set forth in the leases for such leased real property;

(v)                                 limitations by bankruptcy or other Applicable Laws affecting creditors’ rights generally or equitable principles;

(vi)                              Liens securing the Closing Indebtedness or the Unpaid Transaction Expenses that must be discharged at or as promptly as practicable after Closing;

(vii)                           Liens created pursuant to the transactions contemplated by this Agreement;

(viii)                        Liens which do not materially detract from the value or materially interfere with any present or intended use of such property; and

(ix)                              solely with respect to the representations and warranties contained in this Article 3 made at and as of the date of this Agreement (but not at and as of the Closing Date), Liens set forth on Section 3.15 of the Company Disclosure Schedules (clauses (i) through (ix) of this Section 3.15(a) are, collectively, the “Permitted Liens”).

(b)                                 The Company and the Subsidiaries have good and valid title to, or in the case of leased property and assets have rights to use pursuant to valid leasehold or license interests in, all personal property and assets (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets disposed of since the Balance Sheet in the ordinary course of business consistent with past practice.  None of such property or assets is subject to any Lien, except Permitted Liens.

(c)                                  After giving effect to the termination of intercompany Contracts, services and other arrangements pursuant to Section 7.05, the property and assets owned or leased by the Company and its Subsidiaries, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the respective businesses of the Company and the Subsidiaries and are adequate to conduct such businesses as currently conducted.

Section 3.16.                                            Intellectual Property.

(a)                                 Section 3.16(a) of the Company Disclosure Schedules contains a true and complete list of the following intellectual property that is owned or purported to be owned by, the Company or any Subsidiary as of the date hereof: (i) issued patents and pending patent applications; (ii) registrations and applications for registration of any copyrights; (iii) registrations and applications for registration of any trademarks; and (iv) registered internet domain names (items (i) through (iv) collectively, “Company Registered Intellectual Property”).

(b)                                 Except as set forth on Section 3.16(b) of the Company Disclosure Schedules, none of the Company or any Subsidiary nor the former or current products, services or operation of the businesses of the Company or any Subsidiary has, in the four (4) years prior to the date hereof, infringed, misappropriated or otherwise violated, or is infringing or otherwise violating, any Intellectual Property Rights of any Person.  Except as set forth on Section 3.16(b) of the Company Disclosure Schedules, neither the Company nor any Subsidiary has received any written claim, in the four (4) years prior to the date hereof, contesting the validity, enforceability, registrability, patentability, ownership or use of any Company Registered Intellectual Property. Except as set forth on Section 3.16(b) of the Company Disclosure Schedules, there is not nor has there been, in the four (4) years prior to the date hereof, any action, suit or proceeding concerning, and the Company or any Subsidiary has not received written notice of, any claims or allegations challenging the validity or ownership by the Company of any Owned Intellectual Property Rights or alleging that the Company infringes, misappropriates or otherwise violates or conflicts with the Intellectual Property Rights of any other Person. The Company is not obligated to indemnify any other Person against any claim of infringement, misappropriation or other violation of or conflict with the Intellectual Property Rights of any other Person.

(c)                                  The Company and its Subsidiaries exclusively own all right, title, and interest to and in all Intellectual Property Rights that are used in the conduct of the business of the Company, any of the Subsidiaries or any of the Company’s products or services, free and clear of any liens, other than Permitted Liens, or otherwise has an enforceable right to use such Intellectual Property Rights in the conduct of its business or in connection with any of the Company’s products or services.  For the avoidance of doubt, the foregoing representation and warranty is not a representation and warranty regarding infringement, misappropriation or other violation of Intellectual Property Rights.  To the Company’s knowledge, no current or former shareholder, officer, director, consultant or employee of the Company has any claim, right (whether or not currently exercisable), or ownership interest in any such Intellectual Property Rights.  To the knowledge of the Company, no employee of the Company or of any Subsidiary (i) is bound by or otherwise subject to any contract restricting such employee from performing their duties for the Company or any Subsidiary or (ii) has in any material respect breached any Contract relating to confidentiality or the ownership and protection of Intellectual Property material to the businesses of the Company and its Subsidiaries with any former employer or other Person in the performance of his or her duties for the Company and/or the Subsidiaries.

(d)                                 None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of the Company, all such Owned Intellectual Property Rights are valid and enforceable.  There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights.  All required filings and fees related to the Company Registered Intellectual Property Rights have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company Registered Intellectual Property Rights are otherwise in good standing. Neither the Company nor any of its Subsidiaries has any obligation to grant any license of any Company

Owned Intellectual Property Rights to any Person. None of the Company Owned Intellectual Property Rights or, to the Knowledge of the Company, any licensed Intellectual Property Rights is subject to any outstanding Order adversely affecting the Company’s or any of its Subsidiaries’ use thereof or rights thereto, or that would impair its validity or enforceability.

(e)                                  To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Rights in the four (4) years prior to the date hereof.  The Company and its Subsidiaries have taken reasonable steps to protect, preserve and maintain the confidentiality of all confidential Intellectual Property Rights, including all trade secrets used in connection with the businesses of the Company and its Subsidiaries.  No material trade secrets or other material confidential information of the Company or any Subsidiary has been disclosed by any the Company or any Subsidiary to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person or to independent contractors and employees bound by enforceable confidentiality obligations.  All employees, independent contractors, representatives and agents of the Company or any Subsidiary are bound by written confidentiality agreements with the Company or one of its Subsidiaries. The Company and each Subsidiary has obtained from all Persons (including all current and former officers, directors, shareholders, members, employees, contractors, consultants and agents) who have created any material Intellectual Property Rights for the Company or any Subsidiary written assignments of any such Intellectual Property Rights to the Company or a Subsidiary.  To the Company’s Knowledge, no Person is in violation of any such written confidentiality or assignment agreements.

(f)                                   Section 3.16(f)(i) of the Company Disclosure Schedules sets forth a complete list of all material Software owned or purported to be owned by the Company or any Subsidiary.  All Company Software is operative for its intended purpose free of any material defects or deficiencies and to the Company’s Knowledge does not contain any viruses or other malware.  Except as listed in Section 3.16(f)(ii) of the Company Disclosure Schedules, no Person other than the Company or its Subsidiaries possesses a copy, in any form (print, electronic or otherwise), of any material source code for the Company Software, and all such source code and has been maintained strictly confidential.  Neither the Company nor any Subsidiary has any legal obligation to afford any Person access to any such material source code for any Company Software.  Neither the Company, nor any Subsidiary, nor any of their consultants, has used Publicly Available Software in whole or in part in the development of any part of any Company Software, nor licensed or distributed to any third party any combination of Publicly Available Software and such software, in a manner that (i) requires the Company or any Subsidiary to disclose to any third party any source code of any Owned Software; (ii) requires the Company or any Subsidiary to license a third party to create any derivative work based on any Company Software; (iii) requires the Company or any Subsidiary to license a third party to distribute or redistribute any Company Software; or (d) requires the grant of any patent rights including nonassertion or patent license obligations. The Company and its Subsidiaries have complied with all known contractual obligations to display any attribution or proprietary rights notices of the licensor for any Publicly Available Software or other third party Software that is used in, called by, interacts with, or incorporated into any Company Software. No Company Software contains any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other Software that would interfere with its normal operation, would allow circumvention of security controls, or is intended to cause damage to hardware, Software or data.

(g)                                  All Company Software (i) is in the possession, custody and control of the Company and its Subsidiaries, along with all hardware and software tools, documentation, and other materials necessary to exploit Company Tools and Company Software in the ordinary course of business, and such Company Tools and Company Software will remain so immediately after the Closing, (ii) has been catalogued and documented as reasonably necessary to enable competently skilled programmers and engineers to use, update and enhance such items by readily using the existing source code, engineering drawings, machine settings and documentation, and (iii) is stored in electronic form and hard copy form, with up-to-date appropriately catalogued versions, in at least two separate geographical locations for effective disaster recovery. No source code of any Owned Software has been provided to employees of the Company or any of its Subsidiaries except on a need-to-know basis. The Owned Software has not been presented or disclosed in source code form to any third party except under valid, binding, written confidentiality agreements or written source code escrow agreements listed in Section 3.16(g)(i) of the Company Disclosure Schedules, or has otherwise been made available to the public in source code form.  Except as set forth in Section 3.16(g)(ii) of the Company Disclosure Schedules, to the Company’s Knowledge, there has been no material security breach relating to, no material violation of any security policy regarding, and no unauthorized access to, the Company and its Subsidiaries’ proprietary data or Company Software.

(h)                                 The Software (including Software used in connection with electronic data processing, record keeping, communications, telecommunications), computer firmware, computer hardware (whether general purpose or special purpose), networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or Software systems (collectively, “Information Systems”) that are owned by or licensed to the Company or any of its Subsidiaries are adequate, in all material respects, for the operation of the businesses of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted and the Company and its Subsidiaries, as applicable, have purchased a sufficient number of license seats for all material Software currently used by the Company and its Subsidiaries in such operations. With respect to the Information Systems: (i) the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that such Information Systems do not include contaminants, which procedures include the use of antivirus software to protect such Information Systems from becoming infected by viruses and other harmful code; (ii) during the four (4) year period immediately preceding the date of this Agreement, there has not been any material malfunction that has not been remedied or replaced, or any material unplanned downtime or service interruption; (iii) the Companies and its Subsidiaries promptly implement security patches or security upgrades for such Information Systems; (iv) during the four (4) year period immediately preceding the date of this Agreement, no third party providing services to the Company or any Subsidiary has failed to meet any material service obligation; (v) the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to manage its licenses to all Software that is a component of the Information Systems and ensure compliance with the terms of such licenses and have fully complied, in all material respects, with all vendor-initiated audits of usage of such Software; and (vi) the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to mitigate risks that the Information Systems will be used or accessed by persons other than Company or Subsidiary employees, contractors or other authorized personnel or other than in a manner in which such personnel are authorized to use or access the Information Systems.

(i)                                     In the three (3) years prior to the date hereof, the Company and each Subsidiary has taken reasonable precautions to protect the confidentiality, integrity and security of the Information Systems and all information stored or contained therein or transmitted thereby from any theft or unauthorized use, access, interruption or modification by any Person.  The Information Systems are operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Company, including with respect to redundancy, reliability, scalability, and security, and are currently performing, and have performed for four (4) years prior to the date hereof, in material conformance with their respective specifications and documentation.  The Information Systems have security, back-ups and disaster recovery arrangements in place, and hardware and software support, maintenance and trained personnel which are sufficient in all material respects for the current and currently-anticipated future needs of the businesses of the Company and its Subsidiaries.  The Company and each Subsidiary maintains commercially reasonable disaster recovery and security plans, procedures and facilities, designed to minimize business interruptions in a timely fashion.  In the four (4) years prior to the date hereof, to the Knowledge of the Company, there has been no actual or alleged material security breach, or material unauthorized use, access or intrusion, of any Information System.

(j)                                    The Company and each Subsidiary of the Company maintains policies and procedures regarding data security and privacy that are standard in the industry and, in any event, in compliance with all their obligations under applicable Law in all material respects. The Company and each Subsidiary is in material compliance with all applicable Laws governing the collection and use of personally identifiable information and such collection and use is in accordance in all material respects with the Company’s privacy policy. The Company and each Subsidiary of the Company has operational business continuity plans addressing the possibility of future significant business disruptions, including but not limited to procedures to follow in the event of the loss of key personnel, equipment and facilities. Except as set forth in Section 3.16(j) of the Company Disclosure Schedules, to the Company’s Knowledge, there has been no material security breach relating to, material violation of any security policy regarding, or material unauthorized access or unauthorized use of, any data in the possession, custody or control of the Company or any Subsidiary of the Company that contains confidential information or the personally identifiable information of natural persons. There are not, and have not been during the prior three (3) years, any investigations, allegations, claims or occurrences, and no Person has commenced any legal proceeding against the Company or any Subsidiary, pertaining to an actual or potential security or privacy breach or relating to the collection, storage, transfer, loss, damage or unauthorized access, disclosure, use, modification or other misuse of personally identifiable data.  The Company is entitled to transfer the information, including Personal Information, comprised in the Company’s business and the Company Systems at Closing without breach, in any material respect, of any applicable Law.  The use and dissemination of any and all data and information concerning individuals by the Company and its Subsidiaries is in compliance in all material respects with all applicable privacy policies, terms of use, customer agreements and Law. The transactions contemplated to be consummated hereunder as of the Closing will not violate, in any material respect, any privacy policy, privacy notice, terms of use, customer agreements or Law relating to the use, dissemination, or transfer of any such data or information.

(k)                                 The Company has taken commercially reasonable steps to prevent the violation by the Company or any Subsidiary of the rights of any Person with respect to personally identifiable information.  The Company Systems and Company Products, including any portions of which provided by Third Party Processors, are sufficient to protect the privacy and confidentiality of all personally identifiable information and third party information in compliance in all material respects with industry best practices and Applicable Laws.  To the Company’s Knowledge, there have been no material unauthorized intrusions or breaches of the security of any Information Systems operated or controlled by the Company or any Subsidiary or any Third Party Processor.

(l)                                     Except as provided in Section 3.16(l) of the Company Disclosure Schedules, during the twelve (12) months immediately prior to the date of this Agreement, neither the Company nor any of the Subsidiaries have received in writing any material warranty claims regarding the Company’s or any Subsidiaries’ products, services or software, and to the Knowledge of the Company, there is no bug, defect, or error current in any of the Company’s or any Subsidiaries’ products, services or software that could lead to such warranty claims (other than ordinary course warranty claims).

(m)                             None of the material Owned Intellectual Property was developed by or on behalf of, pursuant to a Contract with, or using grants or any other subsidies of, any governmental or public entity or authority, university, corporate sponsor, or other third party.

(n)                                 The consummation of the transactions contemplated hereby will not, pursuant to any Material Contract to which the Company or any Subsidiary is a party, result in the loss or impairment of the Company’s or any Subsidiary’s right to own or use any material Company Intellectual Property Rights.  Immediately subsequent to the Closing, the Owned Intellectual Property Rights will be owned or available for use by the Company and its Subsidiaries on terms and conditions substantially the same as those under which the Company and its Subsidiaries own or use the Company Intellectual Property Rights immediately prior to the Closing, without payment of additional fees.

Section 3.17.                                            Insurance Coverage.  The Company has made available to Parent a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and the Subsidiaries, in each case in effect as of the date of this Agreement.  Except as set forth on Section 3.17 of the Company Disclosure Schedules, there is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been, in writing to the Company or any Subsidiary, questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  The Company and the Subsidiaries have received no written notice from any insurance company with respect to the cancellation, non-renewal or termination of any insurance policy.

Section 3.18.                                            Licenses and Permits.  The Company and its Subsidiaries possess or have applied for all material licenses, franchises, permits, certificates, approvals or other similar authorizations required by Applicable Law to own, lease, and operate their properties and assets and to conduct their business as currently conducted.  Section 3.18 of the Company Disclosure Schedules describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or any Subsidiary (the “Permits”) (in each case as in existence as of the date of this Agreement), together with the name of the Governmental Authority issuing such Permit.  The Permits are valid and in full force and effect.  Neither the Company nor any Subsidiary is in, or since January 1, 2015 has been, in default under the Permits.  Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority (a) indicating or alleging that the Company and its Subsidiaries do not possess any material Permit required to own, lease, and operate their properties and assets or to conduct their business as currently conducted or (b) threatening or seeking to withdraw, revoke, terminate, or suspend any of the material Permits.  None of the Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for any such withdrawal, revocation, termination or suspension that would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.19.                                            Finders’ Fees.  Except as set forth on Section 3.19 of the Company Disclosure Schedules, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary or director or officer of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.20.                                            Labor Matters.

(a)                                 The Company has provided Parent with a true and complete list of each employee of the Company or any Subsidiary as of the date hereof and in the case of each such employee, the following information, if applicable, as of the date hereof: (i) title or position; (ii) date of hire; (iii) work location; (iv) whether full-time or part-time and whether exempt or non-exempt; (v) whether absent from active employment and if so, the date such absence commenced and the anticipated date of return to active employment; and (vii) annual base salary.  The Company has provided Parent with a true and complete list of each individual independent contractor providing services to the Company or any Subsidiary as of the date hereof and in the case of each such individual independent contractor, the following information as of the date hereof: (i) date of commencement of service; and (ii) independent contractor or consulting fees.

(b)                                 The Company and each Subsidiary has been since January 1, 2015 and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, harassment, non-discrimination in employment, workers’ compensation, and unemployment compensation.

(c)                                  There are no unfair labor practice charges or employee grievance claims, actions or charges pending against the Company or any Subsidiary, and, to the Company’s Knowledge, no such charges have been threatened.

(d)                                 Neither the Company nor any Subsidiary is or has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and, to the Company’s Knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any employee, director or independent contractor of the Company or any Subsidiary. There is no material labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary.

(e)                                  Except as would not result in material liability to the Company and its Subsidiaries, taken as a whole, (i) all individual independent contractors and consultants providing services to the Company or any Subsidiary have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and (ii) all employees of the Company or any Subsidiary have been properly classified as overtime exempt or nonexempt under the Fair Labor Standards Act.

Section 3.21.                                            Employee Benefit Plans.

(a)                                 Section 3.21(a) of the Company Disclosure Schedules contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar Contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, retention benefits, flexible benefits, cafeteria plan, fringe benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (i) which is maintained, administered or contributed to by the Company or any Subsidiary, (ii) which covers any current or former employee, officer, director or independent contractor of the Company or any Subsidiary (including any such plan of an ERISA Affiliate), or (iii) with respect to which the Company or any Subsidiary has any liability (including any such plan of an ERISA Affiliate).  Such plans are referred to collectively herein as the “Employee Plans.”  Copies of such Employee Plans (and, if applicable, related trust or funding agreements or insurance policies or contracts) and all amendments thereto (including an accurate description of any material unwritten plan, as in effect on the date hereof) have been provided to Parent together with, if applicable, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description, and Internal Revenue Service determination or opinion letter.

(b)                                 None of the Company, any Subsidiary, any ERISA Affiliate or any predecessor thereof sponsors, maintains or contributes to, or has any liability to, or has in the past sponsored, maintained or contributed to, or had any liability to, any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(c)                                  None of the Company, any Subsidiary, any ERISA Affiliate of the Company or any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d)                                 Each Employee Plan has been maintained and operated in compliance in all material respects with its terms and Applicable Law, to the Knowledge of the Company no written notice has been issued to the Company by any Governmental Authority challenging such compliance, and, to the Knowledge of the Company, no event has occurred which would reasonably be expected to cause any such Employee Plan to fail to comply with such requirements.  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter on which the Employee Plan is entitled to rely) from the Internal Revenue Service, and to the Company’s Knowledge, there is no reason why any such determination or opinion letter should be revoked and no event has occurred which will or could give rise to a tax under Section 511 of the Code.  No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code and none of the Company, any Subsidiary or any of its ERISA Affiliates has engaged in any prohibited transaction.

(e)                                  Neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical benefits for retired, former or current service providers of the Company or any Subsidiary, except as required under Part 6 of Title I of ERISA and Section 4980B of the Code or other Applicable Law.

(f)                                   All material contributions required under each Employee Plan will be made on or prior to the Closing Date except to the extent (i) reflected as a liability on the Closing Working Capital Statement or (ii) to the extent the liability for such contributions are retained by any Affiliate.

(g)                                  Except as set forth on Section 3.21(g) of the Company Disclosure Schedules, there is no Contract, plan or arrangement (written or otherwise) covering any current or former employee, independent contractor or shareholder of the Company or any Subsidiary that, individually or collectively, could constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)). Except as set forth on Section 3.21(g) of the Company Disclosure Schedules, no Person is entitled to any gross-up, make-whole or other additional payment from the Company or any of the Subsidiaries in respect of any Tax under Sections 4999 or 409A of the Code.

(h)                                 Except as set forth on Section 3.21(h) of the Company Disclosure Schedules or as set forth in this Agreement, no current or former service provider to the Company or any Subsidiary will become entitled to any bonus, retirement, severance or similar award, payment or benefit, or the enhancement of any such award, payment or benefit (including acceleration of vesting or exercise of an incentive award), as a result of the transactions contemplated hereby.

(i)                                     Other than claims under the Employee Plan in the ordinary course of business, there is no action, suit, investigation, audit, claim or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority, and, to the Knowledge of the Company, no facts exist which could give rise to any such actions, suits, investigations audits, claims or proceedings.

(j)                                    None of the assets of any Employee Plan are invested in employer securities or employer real property.

(k)                                 There have been no acts or omissions by the Company, any Subsidiary, or any of their ERISA Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company, any Subsidiary, or any of their ERISA Affiliates may be liable or under Section 409A of the Code for which the Company, any Subsidiaries, or any of their ERISA Affiliates or any participant in any Employee Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) may be liable.

(l)                                     Each Employee Plan which constitutes a “group health plan” (as defined in Section 607(i) of ERISA or Section 4980B(g)(2) of the Code), including any plans of current and former affiliates which must be taken into account under Sections 4980B and 414(t) of the Code or Sections 601-608 of ERISA, have been operated in compliance with applicable law, including the continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA and the portability and nondiscrimination requirements of Sections 9801 and 9802 of the Code and Sections 701-707 of ERISA, to the extent such requirements are applicable.

(m)                             None of the Employee Plans is a multiple employer pension plan or a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(n)                                 To the Knowledge of the Company, there has been no act or omission that would impair the ability of the Company or its Subsidiaries (or any successor thereto) to unilaterally amend or terminate any Employee Plan (to the extent the Company or its Subsidiaries would otherwise have the right to unilaterally amend or terminate such Employee Plan).

Section 3.22.                                            Environmental Matters.  Except as could not reasonably be expected to have a Material Adverse Effect or as disclosed in Section 3.22 of the Company Disclosure Schedules:

(a)                                 Since January 1, 2015, no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no Proceeding or review is pending or, to the Company’s Knowledge, threatened with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law or Hazardous Substance;

(b)                                 Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, has any other person had a release of Hazardous Substances at any property owned, operated or leased by the Company or any Subsidiary in violation of Environmental Laws or that would reasonably be expected to result in a liability of the Company or any Subsidiary for investigation, remediation or other response actions pursuant to Environmental Laws; and

(c)                                  The Company and its Subsidiaries are in compliance with all Environmental Laws and, since January 1, 2015, have obtained and are in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect.

Section 3.23.                                            Affiliate Transactions.  Except as set forth on Section 3.23 of the Company Disclosure Schedules, neither (a) any stockholder, director, officer or employee in senior management of the Company or any Subsidiary, nor (b) any Affiliate or any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any Person described in the foregoing clauses (a) or (b) (each of the foregoing, a “Related Party”), (i) is a party to any transactions, agreements, commitments, arrangements or understandings with the Company or any Subsidiary (other than (A) as reflected in the Stockholder Agreement, (B) in the case of any current or former director, officer or employee in senior management of the Company or any Subsidiary, rights and claims for indemnification or to advancement or reimbursement of expenses that any such person may have in his or her capacity as a current or former director, officer or employee in senior management of the Company or any Subsidiary to the extent such person is entitled thereto under Applicable Law, the organizational documents of the Company, the Surviving Corporation or any Subsidiary or any agreement required to be disclosed in Section 3.10 of the Company Disclosure Schedules or (C) in the case of a current or former employee, any rights or claims which such person may have arising out of or related to such person’s status as an employee of the Company or a Subsidiary with respect to payment of accrued and unpaid wages, compensation earned, unreimbursed business expenses and/or coverage under any Employee Plan), or (ii) is engaged, directly or indirectly, in the conduct of the business of or provides services to the Company or any Subsidiary (other than, in the case this clause (ii), in its capacity as a Stockholder or as a director, officer or employee in senior management of the Company or any Subsidiary).

Section 3.24.                                            Taxes.

(a)                                 All income and other material Tax Returns of the Company and its Subsidiaries required to have been filed have been timely filed (taking into account valid extensions of time to file).  All such Tax Returns were true, correct and complete in all material respects.  Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return.  All income Taxes, escheat or unclaimed property and other material Taxes due and payable of the Company or any Subsidiary (whether shown on any Tax Return) have been timely paid in full.

(b)                                 Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Tax Return or with respect to any Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.  There is no ongoing claim, audit, dispute, investigation or action made in writing or, to the Knowledge of the Company, threatened, against or with respect to the Company or any of its Subsidiaries in respect of any Tax, and neither the Company nor its Subsidiaries have received any written requests for information or other written notice of any of the foregoing.

(c)                                  Except as set forth on Section 3.24(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes within the last five (5) years (other than a group of which the Company was or Actua is the parent), (ii) has any liability for the Taxes of any Person (other than the Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as transferee or successor, by contract, or otherwise or (iii) is party to any Tax sharing agreement.

(d)                                 No written claim or assertion has been made, or has been threatened, by any Taxing Authority against the Company or any of its Subsidiaries in any jurisdiction where the Company (or any of its Subsidiaries, as applicable) does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction.

(e)                                  Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).  Neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 or Section 361 of the Code within the last two (2) years.

(f)                                   The Company and its Subsidiaries have deducted or withheld and timely paid over to the proper Taxing Authorities all material Taxes required to have been deducted or withheld and paid over, and all Tax Returns and forms required with respect thereto have been properly completed and timely filed.  There are no Liens on the assets or stock of any of the Company or its Subsidiaries with respect to Taxes other than Liens for Taxes not yet due and payable.

(g)                                  Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)                                     change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)                                  “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or prior to the Closing Date;

(iii)                               intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);

(iv)                              installment sale or open transaction disposition made on or prior to the Closing Date;

(v)                                 prepaid amount received on or prior to the Closing Date, except to the extent of deferred revenue excluded from the calculation of Closing Working Capital; or

(vi)                              election under Section 108(i) of the Code.

(h)                                 Section 3.24(h) of the Company Disclosure Schedule provides the U.S. federal income tax classification of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries has had a U.S. federal income tax classification other than the classification set forth on Section 3.24(h) of the Company Disclosure Schedules since the date such entity was organized.

(i)                                     The Company and each of its Subsidiaries has (i) properly collected and remitted sales, use, property, and similar Taxes with respect to all sales made to its customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(j)                                    All accounting entries (including charges and accruals) for Taxes with respect to the Company and its Subsidiaries reflected on the Balance Sheet of the Company and its Subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover any Tax liabilities accruing through the Balance Sheet Date. For the period beginning after the Balance Sheet Date and ending on the Closing Date, the Company and its Subsidiaries have not incurred or accrued any liability for Taxes other than in the ordinary course of business.

(k)                                 Immediately after the Closing Date, neither the Company nor any Subsidiary will have any material deferred intercompany items within the meaning of Treasury Regulations Section 1.1502-13, and at such time there will not exist any material excess loss account within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of the Company or any Subsidiary.

(l)                                     The Company and its Subsidiaries are and have been in compliance in all material respects with any Applicable Laws relating to unclaimed or abandoned property or escheat.

Section 3.25.                                            Customers.  Section 3.25 of the Company Disclosure Schedule sets forth (a) the names of the top ten (10) customers of the Company or any Subsidiary in terms of GAAP revenues generated in the aggregate for the Company and the Subsidiaries for each of the 12-month periods ending December 31, 2015 and December 31, 2016 (collectively, the “Key Customers”) and (b) the aggregate GAAP revenues generated by each Key Customer for the Company and the Subsidiaries during such periods.  Except as set forth in Section 3.25 of the Company Disclosure Schedule, no Key Customer has canceled otherwise terminated its relationship with the Company or any Subsidiary or has materially decreased its usage or purchase of the products or services of the Company or any Subsidiary.  No Key Customer has, to the Knowledge of the Company, threatened to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary, or to decrease materially or limit its usage, purchase or distribution of the products or services of the Company or any Subsidiary.

Section 3.26.                                            Suppliers.  Section 3.26(a) of the Company Disclosure Schedule sets forth (a) the names of the top ten (10) suppliers of the Company or any Subsidiary

(excluding third-party managers) in terms of aggregate consideration paid by the Company and the Subsidiaries for goods or services during each of the 12-month periods ending on December 31, 2015 and December 31, 2016 (collectively, the “Key Suppliers”) and (b) the amount of consideration paid to each Key Supplier by the Company and the Subsidiaries during such periods.  No Key Supplier has canceled otherwise terminated its relationship with the Company or any Subsidiary or has materially decreased the amount of products or services it provides to the Company or any Subsidiary.  No Key Supplier has, to the Knowledge of the Company, threatened to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary, or to decrease materially or limit the products or services it provides to the Company or any Subsidiary.

Section 3.27.                                            Disclaimer of Representations and Warranties.  Except for the representations and warranties contained in this Article 3, the Company makes no other representations or warranties, express or implied, and the Company hereby disclaims any such other representations or warranties, whether by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees, agents or representatives, or any other Person, with respect to this Agreement and the transactions contemplated hereby, notwithstanding the delivery or disclosure to Parent, Merger Subsidiary or any of their respective directors, officers, employees, agents or representatives, or any other Person, of any documentation or other information by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees, agents or representatives, or any other Person, with respect to any of the foregoing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary, jointly and severally, represent and warrant to the Company as follows:

Section 4.01.                                            Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate or similar powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.02.                                            Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Subsidiary, have been duly authorized by all necessary corporate or similar action.  This Agreement, the Escrow Agreement and the Confidentiality Agreement (as defined below) each constitute a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to limitations on enforcement imposed by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors’ rights generally).

Section 4.03.                                            Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (a) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (c) filings and approvals under the HSR Act and (d) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, materially delay Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 4.04.                                            Noncontravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws or equivalent organizational documents of Parent or Merger Subsidiary or (b) assuming compliance with the matters referred to in Section 4.03 of this Agreement, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, with only such exceptions, in the case of clause (b), as would not reasonably be expected to, individually or in the aggregate, materially delay Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 4.05.                                            Litigation.  There is no Proceeding pending against, or to the Knowledge of Parent, threatened against or affecting, Parent or Merger Subsidiary before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.06.                                            Finders’ Fees.  Except J.P. Morgan, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Merger Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.07.                                            Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, Parent and Merger Subsidiary shall each be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement, Parent and Merger Subsidiary each shall have adequate capital to carry on its respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or Merger Subsidiary.

Section 4.08.                                            Availability of Funds. Parent and Merger Subsidiary have and will have at the Closing funds sufficient for the payment of the Aggregate Merger Consideration and for the satisfaction of all of their other obligations in connection with this Agreement.

Section 4.09.                                            Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the businesses of the Company and its Subsidiaries by Parent and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Subsidiaries, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the business of the Company or the Subsidiaries.  Parent and Merger Subsidiary hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Subsidiary are familiar, that Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Subsidiary will have no claim against the Company, the Stockholders or their respective Affiliates, or any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, with respect thereto.  Accordingly, Parent and Merger Subsidiary hereby acknowledge and agree that none of the Company, the Stockholders or their respective Affiliates, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, except to the extent specifically set forth in Article 3 of this Agreement, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

Section 4.10.                                            No Other Representations or Warranties.  Each of Parent and Merger Subsidiary acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and their respective businesses and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Parent and Merger Subsidiary has relied solely on the results of its own independent investigation (subject only to the benefit of the express representations and warranties of the Company set forth in Article 3 of this Agreement as qualified and limited by the Company Disclosure Schedules).  Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Subsidiary in connection with the transactions contemplated hereby, and each of Parent and Merger Subsidiary acknowledges and agrees that the Company and its Affiliates are making no representations or warranties whatsoever, express or implied, beyond those expressly given in Article 3 of this Agreement, as applicable, each as qualified and limited by the Company Disclosure Schedules, including any implied warranty as to condition, merchantability or suitability as to the Common Stock, the Company or its Subsidiaries, the businesses thereof, or any of the assets of the Company or its Subsidiaries and it is understood that the Company makes no representations and warranties concerning the Company or the Subsidiaries, their respective businesses, or their assets other than the express representations and warranties set forth in Article 3 of this

Agreement as qualified and limited by the Company Disclosure Schedules.

ARTICLE 5
COVENANTS OF THE COMPANY

Section 5.01.                                            Conduct of the Company.

(a)                                 From the date hereof until the Closing Date, the Company shall conduct its and the Subsidiaries’ businesses in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization and (ii) maintain relationships with its customers, lenders, suppliers and others having material business relationships with it.

(b)                                 Without limiting the generality of the foregoing, except (i) as set forth in Section 5.01 of the Company Disclosure Schedules, (ii) as required to comply with Applicable Law, GAAP or the provisions of this Agreement or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), until the earlier of the Closing Date and termination of this Agreement the Company shall not and shall not permit any of the Subsidiaries to:

(i)                                     adopt or propose any change in the certificate of incorporation or bylaws or similar organizational documents of the Company or any Subsidiary (whether by merger, consolidation or otherwise);

(ii)                                  (A) split, combine or reclassify any shares of Common Stock or capital stock of any Subsidiary, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Common Stock or capital stock of any Subsidiary (other than dividends paid by any Subsidiary to the Company or another wholly-owned Subsidiary), or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;

(iii)                               (A) transfer, issue, pledge, deliver or sell, assign or authorize the issuance, delivery or sale of, or otherwise dispose of, any shares of any Company Securities (other than in connection with the exercise of any Option) or Subsidiary Securities or the right to receive distributions thereon, or (B) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv)                              commit to make any capital expenditures following the Closing or any obligations, liabilities or commitments in respect thereof exceeding $250,000 for any individual project or $500,000 in the aggregate;

(v)                                 merge or consolidate with any other Person or acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses (or division thereof) other than the acquisition of assets or inventory in the ordinary course of business of the Company and its Subsidiaries;

(vi)                              other than in connection with actions permitted by Section 5.01(b)(iv), make any loans, advances or capital contributions to, or investments in, any other Person;

(vii)                           enter into any agreement or arrangement that limits or otherwise restricts the Company, any Subsidiary or any of their respective Affiliates or any successor thereto from engaging or competing in any line of business, in any location or with any Person;

(viii)                        materially amend, materially modify or terminate any Material Contract (other than Contracts with third-party managers and expiration in accordance with the terms thereof) or enter or commit to enter into any Contract that would be a Material Contract required to be disclosed pursuant to Section 3.10 (other than clause (v) of Section 3.10(a)) if entered into prior to the execution of this Agreement, except in each case for renewals of Material Contracts with substantially similar terms as the existing Material Contact;

(ix)                              cancel, compromise, waive or settle, or offer or propose to cancel, compromise, waive or settle, (A) any material Proceeding or other claim against the Company or any Subsidiary, (B) any stockholder litigation or stockholder dispute against the Company or any of its officers or directors or (C) any Proceeding or dispute that relates to the transactions contemplated hereby (other than any such action with respect to Dissenting Shares in accordance with Section 2.08);

(x)                                 make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, enter any closing agreement with a Taxing Authority, or settle any material Tax claim, audit or assessment;

(xi)                              other than as required by the terms of any Employee Plan as in effect on the date of this Agreement or Applicable Law, (i) grant or increase any severance, retention or termination pay to any employee of the Company or any Subsidiary (or amend any existing severance, retention or termination pay arrangement), (ii) establish, adopt, amend or terminate any Employee Plan or establish or adopt a plan, agreement or arrangement that would have been an Employee Plan had it been in effect on the date of this Agreement, (iii) grant equity or equity-based awards to any employee of the Company or any Subsidiary or (iv) increase compensation, bonus or other benefits payable to any director or employee of the Company or any Subsidiary, other than increases in the ordinary course of business consistent with past practice;

(xii)                           adopt a plan of or consummate a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

(xiii)                        change any method of accounting or accounting practice of the Company or any Subsidiary, except for changes that are (A) required by GAAP or Applicable Law or (B) made by the Company’s ultimate parent on a company-wide basis;

(xiv)                       (A) waive or abandon or otherwise dispose of any material Intellectual Property Rights of the Company or any Subsidiary or (B) sell, transfer, lease, license, convey or otherwise dispose of any material assets of the Company or any Subsidiary;

(xv)                          (A) hire or otherwise enter into any employment or independent contractor or individual consulting agreement or arrangement with any Person providing for base salary or base fees, on an annualized basis, in excess of $200,000 or terminate any employee, independent contractor or individual consultant whose base salary or base fees exceeds, on an annualized basis, $200,000 or (B) enter into any collective bargaining agreement with any labor organization;

(xvi)                       cancel, reduce or fail to maintain insurance coverage currently applicable to the Company or any Subsidiary, except in for renewals or replacements of insurance coverage with substantially similar terms as the existing coverage; or

(xvii)                    agree, resolve or commit to do any of the foregoing set forth in clauses (i) through (xvi).

Section 5.02.                                            Access to Information; Confidentiality.

(a)                                 Subject to the Confidentiality Agreement, from the date hereof until the Effective Time, the Company shall (i) give, and will cause each Subsidiary to give, Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, assets, books and records, and Tax Returns of the Company and the Subsidiaries, (ii) furnish, and shall cause the Company and each Subsidiary to make available, to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Subsidiary as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company or any Subsidiary to cooperate with Parent in its investigation of the Company or any Subsidiary; provided, that neither Parent, Merger Subsidiary nor any of their representatives shall (x) contact any employee, officer, customer, service provider, vendor or supplier of the Company or any Subsidiary without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) other than contacts in the ordinary course of Parent’s and its Affiliates’ business that do not reference the Company, its Subsidiaries or the transactions contemplated by this Agreement, (y) contact any customer of the Company or any Subsidiary (or any agent of any such customer) with respect to the Tax Analysis or (z) be permitted to conduct any Phase IIs or other intrusive environmental testing, sampling or investigation; provided, further, that notwithstanding anything to the contrary in the foregoing proviso, at Parent’s reasonable request, the Company shall arrange for Parent, Merger Subsidiary and their representatives to have meetings with the senior management employees and officers of the Company and its Subsidiaries during normal business hours for transition planning purposes so long as the Representative or officers of the Company participate in such meetings.  Any investigation or access pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the operations, activities and employees of the Company.  Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.02 shall require the Company or its Affiliates to disclose any information or make available any records to Parent if such disclosure or the provision of such records (A) would reasonably be expected to result in the disclosure or provision of competitively sensitive business information, (B) would violate the maintenance of attorney-client or other legal privileges or doctrines, (C) would be in violation of Applicable Law or (D) would include individual medical histories or other information which in the Company’s good faith opinion the disclosure of which could subject the Company or any Subsidiary to risk of liability.

(b)                                 The Company hereby agrees to be bound by and comply with the terms of the Non-Use and Non-Disclosure Agreement entered into by and between the Company and Parent, dated May 9, 2017 (the “Confidentiality Agreement”), which are hereby incorporated by reference into this Agreement and shall continue in full force and effect until the Effective Time (at which point it shall terminate in full), such that the information obtained by the Company or its officers, employees, agents or representatives in connection with the negotiation and execution of this Agreement or the transactions contemplated by this Agreement or as otherwise provided for in this Agreement shall be governed by the terms of the Confidentiality Agreement.

Section 5.03.                                            Notices of Certain Events.  Prior to the Closing, the Company shall promptly notify Parent of:

(a)                                 any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)                                 any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c)                                  (i) any event, change, or occurrence that (A) causes, or would reasonably be expected to cause, any representation or warranty of the Company set forth in this Agreement to be untrue or inaccurate in any material respect or (B) causes, or would reasonably be expected to cause, the Company to fail to perform or comply with in any material respect any covenant or agreement of the Company set forth in this Agreement, in each case of clause (A) and (B), which the Company believes would or would be reasonably expected to cause a condition to Closing set forth in Section 9.02 to not be satisfied and (ii) any actions, suits, claims, investigations or proceedings commenced or, to the Company’s Knowledge threatened against the Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed in Section 3.11 of the Company Disclosure Schedules or that relates to the consummation of the transactions contemplated by this Agreement; provided, however, that (i) the delivery of any notice pursuant to this Section 5.03 or otherwise shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the remedies available hereunder to the party receiving that notice and (ii) any failure of the Company to provide prompt notice under this Section 5.03 shall not be deemed to be a breach of a covenant under this Section 5.03.

Section 5.04.                                            Resignations.  At or prior to the Closing, the Company shall deliver to Parent the resignations of all officers and directors of the Company and each Subsidiary (solely in their capacities as such), in each case, as requested by Parent, with such resignations to be effective as of the Effective Time.

Section 5.05.                                            Exclusivity.  From the date of this Agreement until the Effective Time, the Company shall not, and shall cause its Affiliates and its and their respective directors, officers, managers, employees, agents, representatives and advisors not to (a) solicit, initiate, or encourage the submission of any proposal or offer from any other Person relating to a potential business combination with or acquisition of the Company or any Subsidiary (whether by way of merger, purchase of securities, purchase of assets, or otherwise) or any portion of the Company Securities or assets of the Company or Subsidiary Securities or assets of any Subsidiary (a “Competing Transaction”), (b) participate in or continue any activities, discussions, or negotiations regarding a Competing Transaction, (c) provide information regarding the Company or any Subsidiary to, or (d) enter into or agree to enter into any Contract with, any Person, other than Parent, in connection with a possible Competing Transaction with such Person.  The Company shall, and shall cause its Affiliates and its and their respective directors, officers, managers, employees, agents, representatives and advisors, to, immediately cease any existing activities, discussions, and negotiations with any other Person with respect to a Competing Transaction.  The Company shall promptly advise Parent of the receipt by the Company or any of its Affiliates or its and their respective directors, officers, managers, employees, agents, representatives or advisors of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.

Section 5.06.                                            Financial Statements.

(a)                                 For each calendar month ended after the date of this Agreement but at least thirty (30) days prior to the Closing Date, the Company shall provide to Parent, within thirty (30) days after the end of such calendar month, unaudited consolidated financial statements of the Company and its Subsidiaries, consisting of a balance sheet as of the end of each such month and an income statement for such month and for the portion of the year then ended (such financial statements, “Interim Financial Statements”).

(b)                                 At least ten (10) days prior to the Closing, the Company shall provide to Parent, the audited consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP, consisting of the audited consolidated balance sheet at December 31, 2015 and December 31, 2016 and the related statements of earnings and retained earnings and cash flows for each of the fiscal years then ended, accompanied by an unqualified opinion of KPMG LLP (the “Year End Financial Statements”).

(c)                                  At least ten (10) days prior to the Closing, the Company shall deliver to Parent the unaudited interim consolidated financial statements of the Company and its Subsidiaries for the first, second and third fiscal quarters of calendar year 2016 and for the first and second fiscal quarters of calendar year 2017, in each case consisting of a consolidated balance sheet as of the last day of the fiscal period and the related statements of earnings and retained earnings and cash flows for the three-, six- or nine-month period then ended, and the corresponding three-, six- or nine-month period of the prior fiscal year.  Such unaudited interim consolidated financial statements shall be prepared in accordance with GAAP on the same basis as the Year End Financial Statements and shall have been reviewed by KPMG LLP using professional standards and procedures for conducting such reviews as required by Rule 10-01 of Regulation S-X for interim financial statements filed in a periodic report with the SEC.

(d)                                 For each fiscal quarter ending after the date of this Agreement (but not the fourth fiscal quarter of any year) but at least forty-five (45) days prior to the Closing Date, the Company shall deliver to Parent the unaudited interim consolidated financial statements of the

Company and its Subsidiaries for such fiscal quarter, consisting of a consolidated balance sheet as of the last day of such fiscal quarter and the related statements of earnings and retained earnings and cash flows for the three-, six- or nine-month period then ended, as applicable, and the corresponding three-, six- or nine-month period of the prior fiscal year.  Such unaudited interim consolidated financial statements shall be prepared in accordance with GAAP on the same basis as the Year End Financial Statements and shall have been reviewed by KPMG LLP using professional standards and procedures for conducting such reviews as required by Rule 10-01 of Regulation S-X for interim financial statements filed in a periodic report with the SEC.

(e)                                  The financial statements referred to in clauses (a), (b) and (c) above shall conform to the requirements of Regulation S-X (“Regulation S-X”) under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to financial statements to be filed by an acquirer.

(f)                                   In addition, the Company shall provide such information, or reasonable access thereto, with respect to the Company and its Subsidiaries as may be reasonably requested by Parent to permit Parent to prepare or file pro forma financial information required by the rules of the SEC (provided that, in connection with such pro forma financial information, the Company and its Subsidiaries shall have no obligation to prepare such pro forma financial information or to provide (w) any information related to the Parent, Merger Subsidiary or any of their pre-Closing Affiliates, (x) the pro forma capitalization of the Company after giving effect to the Closing or the financing of the transactions contemplated hereby, (y) any adjustments, assumptions, estimates, projections or other information in connection with the potential purchase price accounting treatment of the Merger or (z) any assumptions with respect to equity or indebtedness outstanding as a result of the financing of the transactions contemplated hereby, any interest expense, fees, original issue discount, or other economics in connection with such financing or any fees and expenses of any Person (other than the Company and its Subsidiaries) incurred or otherwise payable in connection with the consummation of the Merger and the other transactions contemplated hereby).  The Company also shall cooperate with Parent to provide any additional historical financial information regarding the Company and its Subsidiaries, or access thereto, that is reasonably requested by Parent in connection with Parent’s analysis of the financial statements referred to in clauses (a), (b) and (c) above required to be included in any reports or other filings by Parent under applicable SEC rules and regulations.  The Company shall keep Parent informed at any time upon Parent’s reasonable request in reasonable detail of the status of its efforts to prepare the financial statements referred to in clauses (a), (b) and (c) above.

(g)                                  From and after the Closing Date, Representative shall use its commercially reasonable efforts to assist Parent (i) in the preparation of any financial statements of the Company for any periods prior to the Closing required to be filed by Parent with the SEC, (ii) obtain the consent of KPMG LLP to the inclusion of its opinion with respect to the Company’s financial statements in one or more reports or registration statements that may be filed by the Parent under applicable SEC rules and regulations, (iii) with the preparation of any pro forma financial statements or other financial information that may be required to be filed by Parent with respect to the Company and its Subsidiaries under applicable SEC rules and regulations and (iv) requesting that KPMG LLP issue one or more customary comfort letters with respect to the financial information of the Company.

Section 5.07.                                            Investment Advisory Clients; Investment Advisory Contracts.  From the date of this Agreement until the Effective Time, the Company shall promptly make available to Parent true and complete copies of each Investment Advisory Contract (other than Investment Advisory Contracts with end clients) to which the Company or any of its Subsidiaries becomes bound from and after the date that is five (5) Business Days prior to the date hereof through the date that is five (5) Business Days prior to the Closing Date (including, investment guidelines, strategies, policies or restrictions applicable thereto).  On or prior to the Closing Date, the Company shall deliver to Parent an update to Section 3.14 of the Company Disclosure Schedules containing a full and complete list of each Investment Advisory Contract and any other Contract with an Investment Advisory Client related thereto (other than Investment Advisory Contracts and other Contracts with end clients), in each case to which the Company or any of its Subsidiaries is bound as of the date that is five (5) Business Days prior to the Closing Date.

Section 5.08.                                            401(k) Profit Sharing Plan.  The Company shall terminate its 401(k) Profit Sharing Plan effective immediately prior to Closing, unless Parent provides written notice to the Company at least five (5) Business Days prior to the Closing Date.

ARTICLE 6
COVENANTS OF PARENT

Section 6.01.                                            Confidentiality.  Parent hereby agrees to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated by reference into this Agreement and shall continue in full force and effect until the Effective Time (at which point it shall terminate in full), such that the information obtained by Parent, or its officers, employees, agents or representatives in connection with the negotiation and execution of this Agreement or the transactions contemplated by this Agreement or otherwise set forth in this Agreement shall be governed by the terms of the Confidentiality Agreement.  In the event this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall nevertheless continue in full force and effect in accordance with the terms and conditions thereof.

Section 6.02.                                            Maintenance of Records; Access.

(a)                                 For a period of 7 years after the Effective Time (the “Record Maintenance Period”), Parent shall (i) cause the Surviving Corporation to retain its books and records for periods prior to the Closing and (ii) cause the Surviving Corporation to grant to the Representative such access to financial records and other information in its possession related to conduct of the Surviving Corporation, and such cooperation and assistance as shall be reasonably required to enable the Representative to complete its legal, regulatory, stock exchange and financial reporting requirements and for any other reasonable business purpose, including in respect of litigation and insurance matters; provided, however, that any such access shall not unreasonably interfere with the normal operations of the Surviving Corporation and its Affiliates; provided, further, that Parent shall not be required to provide access to the portion of any records, Tax Returns or any other information, in each case which includes any information relating to any member (other than the Surviving Corporation or the Surviving Corporation’s Subsidiaries) of a consolidated, unitary or combined group including the Parent and, to the extent Parent does not provide access to such records, Tax Returns or other information, Parent shall use reasonable best efforts to provide such information in a manner that does not include any information relating to any member (other than the Surviving Corporation or the Surviving Corporation’s Subsidiaries) of a consolidated, unitary or combined group including the Parent.  Notwithstanding the foregoing, Parent or the Surviving Corporation may dispose of any such books and records during such 7-year period, so long as such party first provides at least 30 calendar days written notice to the Representative of its intent to dispose of such books and records and permits the Representative (at its expense) to take possession thereof during such 30-day period.  Any books and records retained by Parent or the Surviving Corporation or provided to the Representative pursuant to this Section 6.02(a), and the information therein, shall be treated by Parent and/or the Surviving Corporation in the same manner as the Parent and/or the Surviving Corporation, as applicable, treats its own confidential information.  Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.02 shall require the Parent or the Surviving Corporation or any Subsidiary to disclose any information or make available any records to the Representative if such disclosure or the provision of such records (i) would reasonably be expected to result in competitive harm to such disclosing party or its Affiliates, (ii) would violate the maintenance of attorney-client or other legal privileges or doctrines, (iii) would be in violation of Applicable Law or (iv) would include medical histories or other information which in the Parent’s good faith opinion the disclosure of which could subject the Parent or the Surviving Corporation to risk of liability.

Section 6.03.                                            Obligations of Merger Subsidiary.  Parent will cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.04.                                            Indemnification; D&O Insurance.

(a)                                 From and after the Effective Time until the sixth anniversary of the Closing Date, each of Parent and the Surviving Corporation shall, jointly and severally, (i) indemnify and hold harmless each present and former director and officer of the Company and each Subsidiary (collectively, the “Company Indemnified Parties”), against any and all Damages incurred or suffered by any of the Company Indemnified Parties in connection with any Liabilities or any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any Subsidiary (as applicable) would have been permitted under Applicable Law and under the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company or such Subsidiary (as applicable), in each case as in effect on the date of this Agreement (but in each case, subject to the limitations on the Surviving Corporation’s ability to indemnify its directors and officers under Section 145 of the DGCL), to indemnify such Company Indemnified Parties and (ii) advance reasonable expenses (including legal counsel fees) as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from Parent pursuant to this Section 6.04 to the fullest extent permitted under Applicable Law or, if greater, under the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company or the applicable Subsidiary (as applicable), in each case, as in effect on the date of this Agreement; provided, however, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately and finally determined by a court of competent jurisdiction and all rights of appeal have lapsed that such Company Indemnified Party is not entitled to indemnification under Applicable Law, the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company or the applicable Subsidiary (as applicable), and pursuant to this Section 6.04.  In connection with clause (ii) above, to the extent monies are not provided for in advance, Parent and the Surviving Corporation shall reimburse the applicable Company Indemnified Party within 30 days of receipt by the Parent or Surviving Corporation of a written claim therefor.

(b)                                 At or prior to the Effective Time, the Company shall purchase a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”), which policy or policies shall cover those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy for an aggregate period of not less than 6 years from the Effective Time with respect to claims arising from facts or events that occurred at or before the Effective Time, including with respect to the transactions contemplated by this Agreement, the premium for which shall be treated as an Unpaid Transaction Expense.

(c)                                  The terms and provisions of this Section 6.04 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by Applicable Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 6.04.

Section 6.05.                                            Financing.  Parent and Merger Subsidiary shall use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange and obtain the financing of the transactions contemplated hereby under the Existing Credit Agreement as promptly as practicable following the date of this Agreement on the terms and conditions described in the Existing Credit Agreement, including (i) maintaining in effect the Existing Credit Agreement; (ii) satisfying on a timely basis all conditions precedent to funding applicable to Parent and Merger Subsidiary contained in the Existing Credit Agreement with respect to the financing of the transactions contemplated hereby under the Existing Credit Agreement that are within its control; (iii) consummating the financing of the transactions contemplated hereby under the Existing Credit Agreement at Closing (including by fully paying any and all fees that are due and payable under the Existing Credit Agreement); and (iv) enforcing the obligations of the other parties to the Existing Credit Agreement and the rights of Parent and Merger Subsidiary under the Existing Credit Agreement.

ARTICLE 7
COVENANTS OF PARENT AND THE COMPANY; MUTUAL COVENANTS

Section 7.01.                                            Commercially Reasonable Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Parent, Merger Subsidiary and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement.  Parent and the Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 7.02.                                            Certain Filings.  Subject to Section 7.06, Parent and the Company shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, and, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such actions, consents, approvals or waivers in connection with such filings.

Section 7.03.                                            Public Announcements.  Parent and Merger Subsidiary, on the one hand, and the Company (and, if after the Effective Time, Representative), on the other hand, shall not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other, except to the extent required by Applicable Law or any listing agreement or authority with any national securities exchange (in which case the parties shall, to the extent permitted by such Applicable Law or such listing agreement or authority, consult with each other in advance as to the contents and timing thereof); provided, however, that notwithstanding anything to the contrary in this Section 7.03 or otherwise, the filing with the U.S. Securities and Exchange Commission and issuance, as applicable, by Actua or Parent or its Affiliates of (a) one or more Forms 8-K and press releases disclosing the terms of this Agreement and the transactions contemplated hereby and any other filings required by the federal securities laws, in each case, substantially in a form provided in advance to Parent or Actua, as applicable, and (b) the Financial Statements (as defined in the Representative Side Letter) to the extent permitted under the Representative Side Letter shall, in each case, be expressly permitted by this Section 7.03.

Section 7.04.                                            Notices and Consents.  Parent and the Company shall use their respective commercially reasonable efforts to obtain or provide, as applicable, at the earliest practicable date, all third-party consents, notices and approvals required in connection with the consummation of the transactions contemplated by this Agreement, including those required by Section 9.01(c).  Each of the parties shall bear their respective costs and expenses incurred in connection with obtaining any such consents.  The provisions of this Section 7.04 shall not apply to consents, notices and approvals related to the HSR Act or any other Applicable Law involving antitrust or competition matters, all of which are governed by the provisions of Section 7.06.

Section 7.05.                                            Termination of Related Party Agreements; Intercompany Accounts; Intercompany Contracts.

(a)                                 Prior to the Closing, the Company shall take (or cause one or more of its Affiliates to take) such actions required to cause any agreements, commitments, obligations, accounts, arrangements or understandings between the Company and/or any Subsidiary and any Related Party set forth in Schedule 7.05(a) attached hereto, to be terminated and all Liabilities thereunder to be cancelled, paid or settled without payment or further Liability on the part of the Company or any Subsidiary, in each case, effective immediately prior to Closing.

(b)                                 Prior to the Closing, the Company shall take (or cause one or more of its Affiliates to take) such actions required to settle, effective as of, or prior to, the Closing Date all intercompany accounts (including all intercompany Indebtedness) so that there are no intercompany obligations, interest, fees, payables or receivables between the Company or any Subsidiary, on the one hand, and Actua or any Affiliate of Actua, on the other hand.

Section 7.06.                                            Antitrust Notification.

(a)                                 Each party hereto shall, in cooperation with the other parties, (i) use its reasonable best efforts to file or cause to be filed as soon as practicable, but in no event later than the tenth (10th) Business Day following the date hereof, any reports or notifications that may be required to be filed by such party under the HSR Act (with the Federal Trade Commission and the Antitrust Division of the Department of Justice with respect to the transactions contemplated by this Agreement) and (ii) furnish to the other parties all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by such other parties as described in the preceding clause (i).  The parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including requesting early termination of the waiting period under the HSR Act, not extend any waiting period under the HSR Act or any other similar Applicable Law, and, subject to Article 11 as it relates to any party’s ability to terminate this Agreement following the End Date, respond to any inquiries received and supply, as promptly as practicable, any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act.  The parties acknowledge and agree that Parent’s and Merger Subsidiaries’ obligations to use their reasonable best efforts set forth in this Section 7.06(a) shall include an obligation of Parent (A) to take and cause its Affiliates to take all actions reasonably necessary to avoid or eliminate any impediment under any Applicable Law so as to enable the consummation of the transactions contemplated hereby, including the Merger, to occur as soon as reasonably practicable (and in any event no later than the End Date); provided, however, that in no event shall the Company, Parent or Merger Subsidiary be required to: (1) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of, in the case of the Company, the Company or its Subsidiaries or, in the case of Parent or Merger Subsidiary, Parent or its Affiliates (including the Surviving Corporation and its Subsidiaries), (2) terminate any existing relationships, contractual rights or obligations of, in the case of the Company, the Company or its Subsidiaries or, in the case of Parent or Merger Subsidiary, Parent or its Affiliates (including the Surviving Corporation and its Subsidiaries) or (3) otherwise take or commit to take actions that would limit the Company’s, Parent’s or their respective Affiliates’ (including, with respect to Parent, the Surviving Corporation’s and its Subsidiaries’), freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines or assets of, in the case of the Company, the Company or its Subsidiaries or, in the case of Parent or Merger Subsidiary, Parent or its Affiliates (including the Surviving Corporation and its Subsidiaries).

(b)                                 Without limiting the generality of the provisions of Section 7.06, to the extent permissible under Applicable Law, each party hereto shall, in connection with the efforts referenced in Section 7.06 to obtain all requisite approvals, clearances, terminations of waiting periods and other authorizations for the transactions contemplated by this Agreement under the HSR Act, use its reasonable best efforts to, except as may be prohibited by any Governmental Authority or by any Applicable Law, (i) cooperate in all respects with each other party hereto in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, (ii) promptly inform the other parties hereto of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice or the Federal Trade Commission and of any

material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit each other party hereto, or such other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the Federal Trade Commission or the Antitrust Division of the Department of Justice or any such other Governmental Authority or, in connection with any Proceeding by a private party, with any other Person, (iv) except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any request or Proceeding with respect to the transactions contemplated by this Agreement, each party will permit authorized representatives of the other party to be present at each meeting or conference relating to such request or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request or Proceeding, (v) in the event one party is prohibited by applicable Legal Requirements or by the applicable Governmental Authority from participating in or attending any meetings or conferences, keep the other parties hereto promptly and reasonably apprised with respect thereto, and (vi) subject to Article 11 as it relates to any party’s ability to terminate this Agreement following the End Date, cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)                                  Parent shall pay all filing fees applicable to the Notification and Report Form filed pursuant to the HSR Act or any filings required by any Legal Requirements of any foreign Governmental Authority and all other costs and expenses incurred in connection with the performance of Section 7.06, except that each party shall pay its other costs and expenses in connection with performing their respective obligations under the first sentence of Section 7.06.  Subject to Article 11 as it relates to any party’s ability to terminate this Agreement following the End Date, the parties shall use their commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with authority over antitrust and competition matters relating to the transactions contemplated hereby.

Section 7.07.                                            Employee Matters.

(a)                                 From and after the Closing Date, Parent will honor, and will cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their terms as in effect on the Closing Date, all existing employment, retention, incentive, change in control and severance agreements between the Company or any Subsidiary and any employees of the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately prior to the Effective Time that are listed on Schedule 7.07(a). Parent shall cause the Surviving Corporation and its Subsidiaries, as applicable, to make the 2017 plan year employer matching contributions to the Company’s 401(k) Profit Sharing Plan; provided, however, that such employer matching contributions shall relate only to contributions in respect of services performed prior to the plan’s termination, and shall be calculated in accordance with the terms of the plan, past practice, and Applicable Law.

(b)                                 Parent is not planning or contemplating, and has not made or taken, any decisions or actions concerning any employees of the Company or any Subsidiary that would require, prior to the Effective Time, the service of notice under the Worker Adjustment and Retraining Notification Act or any other similar Applicable Law (the “WARN Act”).  Parent shall not, and shall cause the Surviving Corporation to not, at any time within ninety (90) days after the Closing Date engage in any conduct which, alone or if aggregated with any such conduct on the part of the Company or any Subsidiary prior to the Closing Date, would trigger or result in notice, severance or other rights or obligations under the WARN Act.

Section 7.08.                                            Consent of Investment Advisory Clients.

(a)                                 As promptly as practicable following the date hereof, the Company shall, or shall cause the appropriate Subsidiary to, send a notice substantially in the form of Exhibit F to each Investment Advisory Client or an agent of such Investment Advisory Client (“Consent Notice”) informing such Investment Advisory Client of the transactions contemplated by this Agreement and requesting such Investment Advisory Client’s consent in writing to the deemed assignment of its Investment Advisory Contracts and shall use its commercially reasonable efforts to obtain such consent.

(b)                                 If an Investment Advisory Contract for any client listed on Exhibit D by its terms requires written consent for the deemed assignment thereof (such Investment Advisory Contracts with clients set forth on Schedule 7.08(b), “Affirmative Consent Contracts”), such consent shall be deemed given only upon receipt of written consent from the applicable Investment Advisory Client or its agent as contemplated by the Consent Notice.

(c)                                  The deemed assignment of each Investment Advisory Contract for any client listed on Exhibit D that is not an Affirmative Consent Contract (such Investment Advisory Contracts with clients set forth on Schedule 7.08(c), “Negative Consent Contracts”) shall be deemed consented to upon either (i) receipt of written consent from the applicable Investment Advisory Client or its agent or (ii) the negative consent procedures set forth in such Negative Consent Contract being followed or, in the absence of any specified negative consent procedures in such Negative Consent Contract, the passage of 60 days from sending the Consent Notice without receipt by the Company of a notice from the applicable client validly objecting to the deemed assignment.

(d)                                 With respect to the Contracts set forth on Schedule 7.08(d), the transactions contemplated hereby shall be deemed consented to upon receipt of written consent from the applicable client or, to the extent applicable, the expiration or waiver of any termination, acceleration or similar right resulting from the transactions contemplated by this Agreement.

(e)                                  In connection with seeking the consent required for any Affirmative Consent Contract or any Contract set forth on Schedule 7.08(d), the Company shall use commercially reasonable efforts to obtain the Consent.  The Parent shall cause the Surviving Corporation and its Subsidiaries (i) to continue to use such commercially reasonable efforts following the Closing until (A) the date that is thirty (30) days after the Closing Date or (B) with respect to any Contracts set forth on Schedule 1.01(a), the date indicated as the “Cut Off Date” in the table therein (including, in each case, by providing any notices contemplated by the relevant Contract) and (ii) to deliver written notice to the Representative promptly (and in any event within three (3) Business Days) following the receipt of any Consent following the Closing (including a deemed consent pursuant to Section 7.08(d)).  From the date of this Agreement until the date that is thirty (30) days after the Closing Date (or, with respect to any Contracts set forth on Schedule 1.01(a), the date indicated as the “Cut Off Date” in the table therein), Parent and its

Affiliates (which shall include the Surviving Corporation and its Subsidiaries following the Closing) shall use commercially reasonable efforts to assist in obtaining the Consents and shall not take any action that could reasonably be expected to delay, prevent, impede or interfere with, or could otherwise reasonably be expected to be detrimental to, obtaining any Consent; provided that neither Parent nor its Affiliates (which shall include the Surviving Corporation and its Subsidiaries following the Closing) shall be required to amend or otherwise agree to any revisions to any pricing provisions in any of the relevant Contracts.

Section 7.09.                                            R&W Policy.

(a)                                 From and after the date of this Agreement, Parent shall use reasonable best efforts to obtain and cause to be bound as promptly as practicable a R&W Policy from AIG (i) with a limitation of liability no less than $30,000,000, (ii) with a Retention Amount no greater than $1,950,000 and (iii) that excludes any and all rights of subrogation against the Stockholders and the Representative under this Agreement except with respect to fraud ((i) through (iii), the “Policy Conditions” and, such R&W Policy from AIG, the “AIG Policy”).  Prior to binding any R&W Policy, Parent shall provide the Company with a copy of such policy and use reasonable best efforts to make any changes reasonably requested by the Company.

(b)                                 In the event the AIG Policy is not bound by October 4, 2017, Parent shall promptly inform the Company and, upon the Company’s reasonable request, use reasonable best efforts to obtain an alternative R&W Policy from an insurer acceptable to the Company (acting reasonably and in good faith) with terms and conditions no less favorable to the Stockholders than the Policy Conditions (unless the Company otherwise waives such requirement with respect to the Policy Conditions) (such a R&W Policy, an “Alternative Policy”).  The Company shall have the right to review and approve (acting reasonably and in good faith) any Alternative Policy prior to binding and, to the extent the Company deems the Policy Conditions of an Alternative Policy insufficient, Parent shall continue to use reasonable best efforts to obtain an Alternative Policy from an insurer acceptable to the Company (acting reasonably and in good faith).  To the extent the premium necessary to obtain an Alternative Policy exceeds $930,000, such excess shall be considered an Unpaid Transaction Expense for purposes of this Agreement.  For all purposes of this Section 7.09(b), the Company acknowledges and agrees that all insurers set forth in that certain “Quote Summary for Buyer-Side Representations and Warranties Insurance,” dated August 29, 2017 are acceptable to the Company.

(c)                                  Parent shall keep the Company reasonably informed of the status of Parent’s efforts to obtain and cause to be bound the AIG Policy and any Alternative Policy, and the Company shall reasonably cooperate with Parent in obtaining the AIG Policy and any Alternative Policy, including promptly responding to all reasonable due diligence requests of the applicable insurer.

(d)                                 To the extent any Parent Indemnified Party is unable to recover Damages under the R&W Policy that it would have reasonably been expected to recover from AIG under the representation and warranty insurance policy contemplated by the AIG NBIL had it been bound as of the date hereof without any exclusions other than the Express Exclusions (such Damages, the “Section 7.09 Damages”), the Stockholders will indemnify such Parent Indemnified Party for any and all such Section 7.09 Damages subject to the limitations set forth in Article 10.  The Company and Representative hereby acknowledge and agree that Parent Indemnified Parties are entitled to recover as Section 7.09 Damages in respect of any Company Warranty Breach that first occurs after the date of this Agreement and has to be disclosed on the No Claims Declaration (as referred to in the AIG NBIL) delivered upon the initial binding of the R&W Policy for purposes of this Section 7.09(d) and all purposes of Article 10.  For the avoidance of doubt, the Express Exclusions (and the fact that they are not included in the definition of Section 7.09 Damages) do not otherwise impact the covenants and obligations of the parties set forth in this Agreement, including Section 2.09.

(e)                                  Once bound, Parent will not amend or waive, or permit the amendment or waiver of, the subrogation or third-party beneficiary provisions contained in the R&W Policy benefitting the Stockholders or the Representative or otherwise amend or modify the R&W Policy in a manner adverse to the Stockholders or the Representative without the prior written consent of the Representative.  Subject to the penultimate sentence of Section 7.09(b), Parent agrees to pay the total premium for the R&W Policy in accordance with the terms of the R&W Policy.  For the avoidance of doubt, Parent acknowledges and agrees that the effectiveness of the R&W Policy is not a condition to the Closing.

Section 7.10.                                            Required Stockholder Approval.  Promptly (and in any event within twenty-four (24) hours after the execution and delivery of this Agreement by the parties hereto), the Company and the Representative shall deliver to Parent a copy of the Written Consent duly executed by the Representative or the applicable Stockholder Affiliate of the Representative and certified as true by an officer of the Company.

Section 7.11.                                            606 Deliverables.  (a)   Set forth on Schedule 7.11 hereto is a list of items that the Company and Parent have acknowledged and agreed shall be produced on behalf of the Company by the Accounting Representative and delivered to Parent between the date hereof and the Closing in connection with the Surviving Corporation’s adoption of Financial Accounting Standards Board Accounting Standards Update 2016-08 (Topic 606) (such items, collectively, the “606 Deliverables”).  Representative and the Company shall cause the Accounting Representative to deliver, or cause to be delivered, to Parent in writing (including via e-mail) each 606 Deliverable as promptly as reasonably practicable, but no later than three (3) Business Days following the date that corresponds to the applicable 1st draft 606 Deliverable deadline on Schedule 7.11.  Parent shall then deliver, or cause to be delivered, to the Accounting Representative in writing (including via e-mail) any and all reasonable, good faith comments with respect to such 606 Deliverable as promptly as practicable, but no later than three (3) Business Days following the date that corresponds to the applicable 1st draft 606 Deliverable comment period on Schedule 7.11; provided, that if Representative does not deliver a 606 Deliverable prior to or on the date that corresponds to the applicable 1st draft 606 Deliverable deadline on Schedule 7.11, such comment period shall be extended by one (1) Business Day for each Business Day from such deadline until such 606 Deliverable is delivered.  If Parent delivers comments to any 606 Deliverable pursuant to the preceding sentence, Representative and the Company shall then cause the Accounting Representative to deliver, or cause to be delivered, to Parent in writing (including via e-mail) a revised 606 Deliverable incorporating in good faith any reasonable comments delivered by Parent pursuant to the preceding sentence as promptly as reasonably practicable, but no later than three (3) Business Days following the date that corresponds to the applicable 2nd draft 606 Deliverable deadline on Schedule 7.11.  Parent shall then deliver, or cause to be delivered, to the Accounting Representative in writing (including via e-mail) any and all further reasonable, good faith comments with respect to such revised 606 Deliverable as promptly as practicable, but no later than three (3) Business Days following the date that corresponds to the applicable 2nd draft 606 Deliverable comment period on Schedule 7.11; provided, that if Representative does not deliver a 606 Deliverable prior to or on the date that corresponds to the applicable 2nd draft 606 Deliverable deadline on Schedule 7.11, such comment period shall be extended by one (1) Business Day for each Business Day from such deadline until such 606 Deliverable is delivered.  If Parent delivers comments to any revised 606 Deliverable pursuant to the preceding sentence, Representative and the Company shall then cause the Accounting Representative to deliver, or cause to be delivered, to Parent in writing (including via e-mail) a further revised 606 Deliverable incorporating in good faith any reasonable comments delivered by Parent pursuant to the preceding sentence as promptly as reasonably practicable, but no later than three (3) Business Days following the date that corresponds to the applicable 3rd draft 606 Deliverable deadline on Schedule 7.11.  Parent shall then deliver, or cause to be delivered, to the Accounting Representative in writing (including via e-mail) any and all further reasonable, good faith comments with respect to such revised 606 Deliverable as promptly as practicable, but no later than three (3) Business Days following the date that corresponds to the applicable 3rd draft 606 Deliverable comment period on Schedule 7.11; provided, that if Representative does not deliver a 606 Deliverable prior to or on the date that corresponds to the applicable 3rd draft 606 Deliverable deadline on Schedule 7.11, such comment period shall be extended by one (1) Business Day for each Business Day from such deadline until such 606 Deliverable is delivered.  Parent shall, and Representative and the Company shall cause the Accounting Representative to, work in good faith with Parent’s and the Company’s respective independent auditors (i.e., KPMG LLP) and use their respective reasonable best efforts to resolve any and all of Parent’s comments in a timely manner such that the relevant 606 Deliverable may be substantially completed on the applicable timetable set forth on Schedule 7.11 (taking into account any extensions provided for in this Section 7.11(a)) and agreed upon (including for purposes of Section 9.02(j)).

(b)                                 Each of Parent and the Company (through the Accounting Representative) shall work in good faith and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to cause each of the 606 Deliverables to be substantially completed on the applicable timetable set forth on Schedule 7.11 (taking into account any extensions provided for in Section 7.11(a)) and agreed upon (including for purposes of Section 9.02(j)).  Parent and the Company (through the Accounting Representative) agree to incur such reasonable expenses and to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions, in each case, as may be reasonably necessary or desirable in order to cause each of the 606 Deliverables to be substantially completed on the applicable timetable set forth on Schedule 7.11 (taking into account any extensions provided for in Section 7.11(a)) and agreed upon (including for purposes of Section 9.02(j)).

(c)                                  Representative and the Company shall use reasonable best efforts to cause the Representative’s independent auditor to present the 606 Deliverables to Representative’s audit committee on or before December 8, 2017 or on such other date as Representative and Parent shall mutually agree in writing (including via e-mail), it being understood that no formal or informal opinion of the independent auditors as to the Company’s ultimate compliance with Topic 606 shall be required in connection with such presentation.

(d)                                 Each of Parent, on the one hand, and Representative and the Company, on the other hand, shall use reasonable best efforts cause Parent’s and Representative’s respective independent auditors to jointly present the 606 Deliverables to Parent’s audit committee on or before December 8, 2017 or on such other date as Representative and Parent shall mutually agree in writing (including via e-mail), it being understood that no formal or informal opinion of the independent auditors as to the Company’s ultimate compliance with Topic 606 shall be required in connection with such presentation.

(e)                                  If at any time after December 8, 2017 the Company reasonably believes that each of the 606 Deliverables is final and, but for Parent’s agreement in accordance with this Section 7.11, the condition set forth in Section 9.02(j) is satisfied, it may deliver to Parent a written notice to that effect (the “Company 606 Notice”).  Parent shall have five (5) Business Days after the delivery of such notice by the Company to deliver a written notice to the Company asserting that one or more of the 606 Deliverables are not final and, but for Parent’s agreement in accordance with this Section 7.11, the condition set forth in Section 9.02(j) is satisfied and stating in reasonable detail the basis for such position, which may include (without limitation) reasonable comments made in good faith that the Company has received from Parent’s or Representative’s respective independent auditors, Parent’s or Representative’s respective audit committees or their members, or that arise from newly issued interpretive guidance with respect to Financial Accounting Standards Board Accounting Standards Update 2016-08 (Topic 606) (such notice from Parent, a “606 Dispute Notice”).  If Parent does not timely deliver a 606 Dispute Notice, then the condition set forth in Section 9.02(j) shall be deemed automatically satisfied.  If Parent does timely deliver a 606 Dispute Notice, the Company and Parent shall each use reasonable best efforts and work in good faith for a period of no less than five (5) Business Days to discuss the 606 Dispute Notice and address the steps or information necessary to finalize the 606 Deliverables and satisfy the condition set forth in Section 9.02(j) (a “Resolution Period”).  After each such Resolution Period, the Company may deliver a new Company 606 Notice, in which case the preceding three sentences shall apply to such Company 606 Notice in all respects.

ARTICLE 8
TAX MATTERS

Section 8.01.                                            Tax Covenants.

(a)                                 If the Company or any of its Subsidiaries is permitted but not required under Applicable Law to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of the taxable period. The portion of any Taxes for a Straddle Period that are allocable to the portion of such Straddle Period ending on the Closing Date shall be determined using the interim closing of the books method (in the case of any Tax based on or measured by income, receipts, sales, use, payroll or employment, or similar event-based Taxes) and the “calendar day” convention (in the case of other Taxes, such as property taxes).

(b)                                 All Transfer Taxes incurred in connection with the Merger shall be borne one-half by the Stockholders and one-half by the Parent.  Parent shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes in a timely manner, and, if required by Applicable Law, the Representative will, and will cause its Affiliates (including the Surviving Corporation) to, join in the execution of any such Tax Returns.

(c)                                  The Representative shall prepare and file, or cause to be prepared and filed, all U.S. federal and state Tax Returns for the Company and its Subsidiaries for all Pre-Closing Tax Periods where the Company and its Subsidiaries are included in the consolidated, unitary or combined group of which the Representative is the common parent. The Representative shall permit Parent to review and comment on any separate draft pro forma Tax Return form that will be used to prepare the consolidated Tax Return for any Pre-Closing Tax Period prior to filing and shall consider in good faith any reasonable comments to such Tax Return provided by Parent, in writing, within ten (10) days of Parent’s receipt of the Tax Return.  Parent shall prepare and file or cause to be prepared and filed all other Tax Returns for the Company and its Subsidiaries and all Tax Returns for the Surviving Corporation and its Subsidiaries that are filed after the Closing Date.  Parent shall permit the Representative to review and comment on any Pre-Closing Tax Returns and Straddle Period Tax Returns prior to filing and shall consider in good faith any reasonable comments to the Tax Returns as are provided by the Representative in writing within ten (10) days of the Representative’s receipt of the Tax Returns.  The Representative shall pay the Parent for the amount of Tax on any such Pre-Closing Tax Return and Straddle Period Tax Return allocated to the Pre-Closing Tax Period hereunder at least five (5) days prior to the filing of such Tax Return.

(d)                                 After the Closing, Parent shall not, and shall cause its Affiliates, the Company and its Subsidiaries to not, amend, file, re-file, make, revoke or otherwise modify any Tax Return or Tax election of the Company or any of its Subsidiaries that is reasonably likely to have an adverse effect for any Pre-Closing Tax Period, unless required by Applicable Law.

(e)                                  The Representative shall control any Tax Contest that involves, in whole or in part, any Taxes of, or a Tax Return of, a consolidated, unitary or combined group that includes the Company or its Subsidiaries and the Representative of which the Representative is the common parent, and Parent shall control any other Tax Contest. In the case of any Tax Contest with respect to a Pre-Closing Tax Period or Straddle Period, the Parent shall (i) promptly notify the Representative of such Tax Contest and forward copies of appropriate notices and forms or other communications received from, or sent to, any Governmental Entity which relate to the Tax Contest to the Representative, (ii) keep the Representative reasonably informed of all material developments in such Tax Contest, and (iii) not settle, compromise or otherwise dispose of such Tax Contest without the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any failure to comply with subsections (i) and (ii) of this sentence will not relieve the Representative or the Stockholders of any liability with respect to such Tax Contest except to the extent the Representative or Stockholders were actually prejudiced as a result thereof. Notwithstanding anything in this Section 8.01(e) to the contrary, the Representative shall have no rights with respect to any Tax Contest which involves in whole or in part any Taxes of, or a Tax Return of, the consolidated, unitary or combined group including Parent (or any member thereof other than the Surviving Corporation), and Parent shall have no rights with respect to any Tax Contest which involves in whole or in part any Taxes of, or a Tax Return of, the consolidated, unitary or combined group including Representative.

(f)                                   Any Tax refunds or Tax credits that are received by or credited to Parent, its Affiliates, or the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period shall be for the account of the Stockholders, and Parent shall pay or cause to be paid over to the Representative (for the account of the Stockholders) any such refund or credit (and any interest with respect thereto) within thirty (30) Business Days after the receipt or credit thereof.  Tax deductions arising in connection with payment of Unpaid Transaction Expenses, Closing Indebtedness and other compensatory payments to be made pursuant to this Agreement shall be considered to arise in the Pre-Closing Tax Period for applicable income Tax purposes.

(g)                                  Except to the extent required by Applicable Law, Parent and its Affiliates (including the Company and its Subsidiaries) shall not make or cause to be made or permit to be made any extraordinary transaction or event on the Closing Date after the Closing that would result in any increased Liability with respect to Taxes for which indemnification pursuant to this Agreement would be required or for which the Stockholders would otherwise be responsible without the consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(h)                                 All Tax sharing agreements, Tax indemnification agreements, or similar agreements with respect to or involving the Company or its Subsidiaries and any other Person shall be terminated as of the Closing Date and, after the Closing Date, neither the Surviving Corporation nor its Subsidiaries shall be bound thereby or have any liability thereunder.

(i)                                     The last day on which the Company and its Subsidiaries shall be included in the consolidated group (as described in Treasury Regulation section 1.1502-1(h)) that includes Actua shall be December 31, 2017, unless Parent provides written consent to the Representative otherwise, such consent not to be unreasonably withheld.

(j)                                    Parent and its Affiliates shall promptly provide Representative with a copy of the final Tax Analysis upon completion thereof.

Section 8.02.                                            Cooperation On Tax Matters.

(a)                                 Parent and the Representative shall, and shall cause their Affiliates to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however that Parent shall not be required to provide the Representative with the portion of any records, Tax Returns or any other information, in each case which includes any information relating to any member (other than the Surviving Corporation or the Surviving Corporation’s Subsidiaries) of a consolidated, unitary or combined group including the Parent.

(b)                                 Parent and Representative further agree, and agree to cause their Affiliates, upon request, to use all reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of the Company or any of its Subsidiaries or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Section 8.03.                                            Net Operating Losses.

(a)                                 No later than two (2) Business Days prior to the Closing, Actua shall deliver to Parent a statement (the “NOL Statement”) setting forth a good faith estimate of the NOL Amount (the “Closing NOL Amount”) together with reasonable supporting documentation.  If the Closing NOL Amount is less than $36 million, Actua Holdings shall be obligated to pay Parent $.3105 for each dollar the Closing NOL Amount is less than $36 million (the amount of such product, if any, the “Closing NOL Adjustment Amount”) and, in satisfaction of such payment obligation, the Representative and Parent shall instruct the Payment Agent to reduce the amount otherwise payable to Actua Holdings pursuant to Section 2.06(b) by the Closing NOL Adjustment Amount.  If the Closing NOL Amount is equal to or greater than $36 million, the Closing NOL Adjustment Amount shall be zero.

(b)                                 No later than April 2, 2018, Actua shall prepare and deliver to Parent a second NOL Statement with an updated good faith estimate of the NOL Amount (the “Interim NOL Amount”) and a second Closing NOL Adjustment Amount based thereon (such revised amount, the “Interim NOL Adjustment Amount”) together with reasonable supporting documentation.  To the extent the Interim NOL Adjustment Amount is greater than the Closing NOL Adjustment Amount, Actua shall pay (or cause to be paid) to Parent an amount equal to such difference by wire transfer of immediately available funds no later than five (5) Business Days following the date such second NOL Statement is received by Parent.  To the extent the Interim NOL Adjustment Amount is less than the Closing NOL Adjustment Amount, Parent shall pay (or cause to be paid) to Actua Holdings (or its designee) an amount equal to such difference by wire transfer of immediately available funds no later than five (5) Business Days following the date such second NOL Statement is received by Parent.

(c)                                  No later than October 31, 2018, Actua shall deliver to Parent a third NOL Statement with an updated good faith estimate of the NOL Amount (the “Adjusted NOL Amount”) and a third Closing NOL Adjustment Amount based thereon (such revised amount, the “Post-Closing NOL Adjustment Amount”) together with reasonable supporting documentation.  Parent shall notify Actua in writing within fifteen (15) Business Days if Parent objects to one or more items reflected in the third NOL Statement.  For the avoidance of doubt, the presence of any data or information in the initial NOL Statement delivered under Section 8.03(a) or the second NOL Statement delivered under Section 8.03(b) is irrelevant to Parent’s right to object to any items in the third NOL Statement, and Parent’s objection right is not limited to items related to an update or revision.  The parties shall negotiate in good faith to resolve such dispute.  If Actua and Parent are unable to resolve any such dispute within twenty (20) Business Days following Actua’s receipt of Parent’s written objection, such dispute shall be resolved by the Settlement Accountants.  The Settlement Accountants’ NOL Statement (with the Adjusted NOL Amount) and Post-Closing NOL Adjustment Amount shall be deemed final and shall not be subject to further review, absent fraud or willful neglect.  The fees and expenses of the Settlement Accountants for this task shall be borne equally by Actua, on the one hand, and Parent, on the other hand.  If Parent does not notify Actua within fifteen (15) Business Days of Parent’s receipt of the revised NOL Statement, the revised NOL Statement delivered to Parent shall be deemed final and shall not be subject to further review, absent fraud or willful neglect.  To the extent the Post-Closing NOL Adjustment Amount is greater than the Interim NOL Adjustment Amount, Actua shall pay (or cause to be paid) to Parent an amount equal to such difference by wire transfer of immediately available funds no later than five (5) Business Days following the date such third NOL Statement is deemed final.  To the extent the Post-Closing NOL Adjustment Amount is less than the Interim NOL Adjustment Amount, Parent shall pay (or cause to be paid) to Actua Holdings (or its designee) an amount equal to such difference by wire transfer of immediately available funds no later than five (5) Business Days following the date such third NOL Statement is deemed final.

(d)                                 Notwithstanding anything herein to the contrary, (i) neither the Closing NOL Adjustment Amount, the Interim NOL Adjustment Amount nor the Post-Closing NOL Adjustment Amount shall exceed $11,290,174 and (ii) any amounts owed to Parent in respect of the Post-Closing NOL Adjustment Amount shall be reduced by any amounts owed by Parent under Section 8.01(f).

(e)                                  Payments under this Section 8.03 shall be treated by the parties as an adjustment to Purchase Price for income tax purposes.

Section 8.04.                                            Aggregate Merger Consideration Adjustment And Interest.  Any amount paid under Article 10 of this Agreement shall be treated as an adjustment to the Aggregate Merger Consideration, to the extent permitted by Applicable Law.

ARTICLE 9
CONDITIONS TO CLOSING

Section 9.01.                                            Conditions to Obligations of the Parties.  The obligations of Parent, Merger Subsidiary and the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

(a)                                 The applicable waiting period under the HSR Act shall have expired or been terminated.

(b)                                 No provision of any Applicable Law and no judgment, injunction, order or decree shall prevent, prohibit, enjoin or make illegal the consummation of the Merger.

(c)                                  The Client Closing Consent Amount set forth in the Client Closing Consent Statement shall be equal to or greater than 85.

Section 9.02.                                            Conditions to Obligation of Parent and Merger Subsidiary.  The obligations of each of Parent and Merger Subsidiary to consummate the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Parent and Merger Subsidiary at or prior to the Closing Date) of the following further conditions:

(a)                                 Each of the Company and the Representative shall have performed or complied with in all material respects (i) the covenants, obligations and agreements required to be performed or complied with by it in Section 7.11 on or prior to the Closing Date and (ii) all other covenants, obligations and agreements hereunder required to be performed or complied with by it on or prior to the Closing Date.

(b)                                 (i) Each of the Fundamental Representations contained in Article 3 of this Agreement shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing Date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects at and as of such specified time); and (ii) each of the representations and warranties of the Company contained in Article 3 of this Agreement (other than the Fundamental Representations) (A) that are qualified by materiality or Material Adverse Effect shall be true and correct at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct at and as of such specified time) and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects at and as of such specified time).

(c)                                  Parent shall have received a certificate signed by an executive officer of the Company certifying as to the Company’s satisfaction of the conditions set forth in Section 9.02(a) and Section 9.02(b).

(d)                                 Each of the Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement, and such agreement shall be in full force and effect.

(e)                                  Each of the Representative and the Payment Agent shall have executed and delivered the Payment Agent Agreement, and such agreement shall be in full force and effect.

(f)                                   The Representative shall have executed and delivered a noncompetition and nonsolicitation agreement in substantially the form attached hereto as Exhibit J, and such agreement shall be in full force and effect.

(g)                                  Since the date of this Agreement, there shall have been no Material Adverse Effect that remains uncured as of the Closing.

(h)                                 The Company shall have delivered the deliverables set forth in Sections 2.05(a) through (g) and Sections 2.05(j), (k) and (m) prior to the Closing.

(i)                                     The Required Stockholder Approval shall have been obtained.

(j)                                    The Company and Parent shall have agreed upon the final 606 Deliverables (provided that this condition shall be automatically deemed satisfied if both (i) Parent is in material breach of its obligations under Section 7.11(a) and (b) and (ii) the Company is not in material breach of its obligations under Section 7.11(a) and (b)).

Section 9.03.                                            Conditions to Obligation of the Company.  The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by the Company at or prior to the Closing Date) of the following further conditions:

(a)                                 Each of Parent and Merger Subsidiary shall have performed or complied with in all material respects all covenants, obligations and agreements hereunder required to be performed or complied with by it at or prior to the Closing Date.

(b)                                 (i) Each of the Fundamental Representations contained in Article 4 of this Agreement shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing Date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects at and as of such specified time); and (ii) each of the representations and warranties of Parent and Merger Subsidiary contained in Article 4 of this Agreement (other than the Fundamental Representations) shall be true and correct at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct at and as of such specified time), except as would not reasonably be expected to have a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement.

(c)                                  The Company shall have received a certificate signed by an officer of Parent certifying as to Parent’s satisfaction of the conditions set forth in Sections 9.03(a) and 9.03(b).

(d)                                 Each of Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement, and such agreement shall be in full force and effect.

(e)                                  Each of Parent and the Payment Agent shall have executed and delivered the Payment Agent Agreement, and such agreement shall be in full force and effect.

(f)                                   Parent shall have executed and delivered the Representative Side Letter, and such agreement shall be in full force and effect.

Section 9.04.                                            Frustration of Conditions to Closing.  No party hereto may rely on the failure of any condition set forth in Section 9.01, Section 9.02 or Section 9.03 to be satisfied, as the case may be, if such failure was caused by such party’s failure to comply with any of its obligations set forth in Section 7.01.

ARTICLE 10
SURVIVAL; INDEMNIFICATION

Section 10.01.                                     Survival.  The representations and warranties of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith shall survive the Closing until the second (2nd) anniversary of the Closing Date (the “Escrow Termination Date”); provided that the foregoing shall not apply in the case of a breach of any of the representations and warranties set forth in the first three sentences of Section

3.01 (Corporate Existence and Power), Section 3.02 (Corporate Authorization), Section 3.05 (Capitalization), the first three sentences and the last sentence of Section 3.06(a), Section 3.06(b) and Section 3.06(c) (Subsidiaries), Section 3.19 (Finders’ Fees), Section 4.01 (Corporate Authorization) and Section 4.02 (Corporate Authorization) (collectively, the “Fundamental Representations”), which shall survive the Closing until the fifth (5th) anniversary of the Closing Date.  The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that (a) claims with respect to covenants set forth in Article 8 of this Agreement shall survive until thirty (30) days following the expiration of the applicable statute of limitations, (b) claims made under Section 10.02(a)(iii) shall survive for two (2) years from the Closing, (c) claims made under Section 10.02(a)(v) shall survive for one (1) year from the Closing, (d) claims with respect to covenants that require performance prior to the Closing (other than Section 5.03) shall survive until the Escrow Termination Date and (e) Section 5.03 shall not survive the Closing and no party shall be entitled to recovery in respect thereof or to make any claim whatsoever for breach of such covenant.

Section 10.02.                                     Indemnification.

(a)                                 Subject to the limitations set forth in this Article 10, effective at and after the Effective Time, the Stockholders shall, severally and not jointly in accordance with their respective Allocable Percentages, based on such Stockholder’s Allocable Percentage, indemnify Parent, its Affiliates and their respective officers, directors, employees, agents, representatives, successors and assignees and, effective as of the Effective Time, without duplication, the Surviving Corporation, each Subsidiary and their respective officers, directors, employees, agents, representatives, successors and assignees (collectively, the “Parent Indemnified Parties”) for any and all damages, losses, Liabilities, fines, claims, demands, judgments, awards, assessments, penalties, costs and expenses (including reasonable attorneys’ fees and out-of-pocket expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) and related interest and penalties (“Damages”), to the extent incurred or suffered by Parent or any other Parent Indemnified Party arising out of and without duplication:

(i)                                     any misrepresentation or breach of any representation or warranty made by the Company contained in Article 3 of this Agreement (other than a misrepresentation or breach with respect to Sales Taxes) at and as of the date of this Agreement or at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified time, at and as of such specified time) (each such misrepresentation or breach of warranty, a “Company Warranty Breach”);

(ii)                                  any breach of covenant, obligation or agreement made or to be performed by the Company pursuant to this Agreement;

(iii)                               any (A) Indebtedness of the Company or any Subsidiary outstanding as of the Closing and not taken into account in calculating the Final Merger

Consideration and (B) any Unpaid Transaction Expenses not taken into account in calculating in calculating the Final Merger Consideration;

(iv)                              any Stockholder Claims;

(v)                                 (A) any Sales Taxes or (B) the reasonable third-party costs and expenses of the Tax Analysis;

(vi)                              any Indemnified Taxes;

(vii)                           the Section 7.09 Damages; or

(viii)                        the matter described on Schedule 10.2(a)(vii).

(b)                                 Notwithstanding anything to the contrary in this Agreement, (i) the Parent Indemnified Parties shall not be entitled to indemnification for Company Warranty Breaches other than breaches Fundamental Representations unless the aggregate amount of Damages with respect to Company Warranty Breaches exceeds the Threshold and then only to the extent of such excess, (ii) the Stockholders’ maximum aggregate liability to the Parent Indemnified Parties’ for Company Warranty Breaches other than breaches of Fundamental Representations shall not exceed (A), if a R&W Policy is bound at or prior to Closing, the Indemnification Escrow Amount or (B), if a R&W Policy is not bound at or prior to Closing, and solely with respect to the Covered Matters, the sum of (1) the Indemnification Escrow Amount and (2) $30,000,000, (iii) the Stockholders’ maximum aggregate liability to the Parent Indemnified Parties for Sales Taxes shall not exceed the Sales Tax Cap, (iv) the Stockholders’ maximum aggregate liability to the Parent Indemnified Parties pursuant to Section 10.02(a)(v)(B) shall not exceed $300,000, and (v) the Stockholders’ maximum aggregate liability for all indemnification claims pursuant to this Article 10 shall not exceed the amount of Aggregate Merger Consideration actually received by such Stockholder.  For the avoidance of doubt, any claims for Damages relating to Sales Taxes shall be made pursuant to Section 10.02(a)(v) (and not Section 10.02(a)(i)) and the sole and exclusive remedy for recovery of such Damages shall be pursuant to Section 10.02(c)(ii).

(c)                                  With respect to any Damages for which a Parent Indemnified Party is entitled to indemnification for:

(i)                                     Company Warranty Breaches, if a R&W Policy is bound at or prior to Closing, such Damages shall be satisfied as follows (subject to the other limitations contained in this Article 10):

(A)                               first, by application of the Threshold in accordance with Section 10.02(b)(i) until such Damages exceed the Threshold;

(B)                               second, from the Indemnification Escrow Fund to the extent of funds remaining in the Indemnification Escrow Fund;

(C)                               third, from the R&W Policy, to the extent a Parent Indemnified Party obtains such recoveries after exercising commercially reasonable efforts to seek and procure such recoveries; and

(D)                               fourth, from the Stockholders, on a several and not joint basis in accordance with their respective Allocable Percentages, if recoverable hereunder after application of the limitations set forth herein, including if coverage under the R&W Policy is exhausted in full or if such Losses are not covered by the R&W Policy after exercising commercially reasonable efforts to seek and procure recovery under the R&W Policy (for the avoidance of doubt, the Section 7.09 Damages shall be recovered pursuant to this clause D).

(ii)                                  Sales Taxes, such Damages shall be satisfied as follows (subject to the other limitations contained in this Article 10):

(A)                               first, from the Stockholders, on a several and not joint basis in accordance with their respective Allocable Percentages, until, if a R&W Policy is bound at or prior to Closing, the sum of all Damages (whether or not with respect to Sales Taxes) that could be collectible under the R&W Policy but for the Retention Amount equal the Retention Amount;

(B)                               second, if a R&W Policy is bound at or prior to Closing, from the R&W Policy, to the extent a Parent Indemnified Party obtains such recoveries after exercising commercially reasonable efforts to seek and procure such recoveries; provided, that Parent shall not be required to submit a claim under the R&W Policy if there has not been a related Company Warranty Breach and the underlying Damages are not otherwise covered by the R&W Policy; and

(C)                               third, from the Stockholders, on a several and not joint basis in accordance with their respective Allocable Percentages (for the avoidance of doubt, the Section 7.09 Damages shall be recovered pursuant to this clause C).

(iii)                               Indemnified Taxes, such Damages shall be satisfied as follows (subject to the other limitations contained in this Article 10):

(A)                               first, from the Indemnification Escrow Fund until, if a R&W Policy is bound at or prior to Closing, the sum of all Damages (whether or not with respect to Indemnified Taxes) that could be collectible under the R&W Policy but for the Retention Amount equal the Retention Amount;

(B)                               second, if a R&W Policy is bound at or prior to Closing, from the R&W Policy, to the extent a Parent Indemnified Party obtains such recoveries after exercising commercially reasonable efforts to seek and procure such recoveries; provided, that Parent shall not be required to submit a claim under the R&W Policy if there has not been a related Company Warranty Breach and the underlying Damages are not otherwise covered by the R&W Policy;

(C)                               third, from the Stockholders, on a several and not joint basis in accordance with their respective Allocable Percentages (for the avoidance of doubt, the Section 7.09 Damages shall be recovered pursuant to this clause C).

(iv)                              Company Warranty Breaches, in the event a R&W Policy is not bound at or prior to Closing, such Damages shall be Section 7.09 Damages and recovered as follows (subject to the other limitations contained in this Article 10):

(A)                               first, by application of the Threshold in accordance with Section 10.02(b)(i) until such Damages exceed the Threshold;

(B)                               second, from the Indemnification Escrow Fund to the extent of funds remaining in the Indemnification Escrow Fund; and

(C)                               third, from the Stockholders, on a several and not joint basis in accordance with their respective Allocable Percentages.

(d)                                 Subject to the limitations set forth in this Article 10, effective at and after the Effective Time, Parent shall indemnify each of the Stockholders and their Affiliates and their respective officers, directors, employees, agents, representatives, successors and assignees (collectively, the “Stockholder Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by such Stockholder Indemnified Party(ies) arising out of:

(i)                                     any misrepresentation or breach of warranty made by Parent pursuant to this Agreement at and as of the date of this Agreement or at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations and warranties that by their terms address matters only as of another specified time, at and as of such specified time) (each such misrepresentation and breach of warranty a “Parent Warranty Breach”); or

(ii)                                  any breach of covenant, obligation or agreement made or to be performed by breach of covenant or agreement made or to be performed by Parent pursuant to this Agreement.

(e)                                  No Indemnified Parties shall be entitled to indemnification for any Damages to the extent the applicable Indemnified Parties failed to use good faith reasonable efforts to mitigate such Damages in accordance with Applicable Law (it being agreed that the reasonable costs of any such mitigation shall be included as Damages); provided, however, that (i) such efforts to mitigate shall not include an obligation to litigate or initiate any action or pursue indemnification against a customer or supplier of the Surviving Corporation or any action to collect any applicable Sales Taxes from any customer (former or then current) and (ii) with respect to Sales Taxes, no Indemnified Party shall initiate any action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).  No Indemnified Party shall be required to take or omit to take any action to mitigate under this Section 10.02(e) if the taking or omission of such action would be detrimental in any material respect to such Indemnified Party’s relationships with its customers or would disrupt the ongoing business operations of the Indemnified Party in any material respect; provided that this sentence shall not limit the obligation of the applicable Indemnified Parties to pursue recovery under available insurance policies (including, if applicable, the R&W Policy).

(f)                                   For purposes of this Article 10, if a representation or warranty contained herein (other than the representations set forth in Section 3.07(a)(y), the first sentence of Section 3.08, and Section 3.09) is qualified or limited based on materiality, including the terms “material” or “Material Adverse Effect,” any such qualification or limitation shall be ignored and given no effect for purposes of determining whether a breach of the applicable representation or warranty has occurred and for purposes of determining the amount of Damages incurred.  For the avoidance of doubt, nothing in this Section 10.02(f) shall be deemed to amend any definition set forth in this Agreement, including the definition of “Material Contracts.”

Section 10.03.                                     Procedures.

(a)                                 The party seeking indemnification under this Article 10 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (a “Third-Party Claim”) in respect of which indemnity may be sought under such section.  Such notice shall set forth in reasonable detail the facts and circumstances of such Third-Party Claim and the basis for indemnification in respect thereof (taking into account the information then available to the Indemnified Party).  The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure has prejudiced the Indemnifying Party.

(b)                                 The Indemnifying Party shall, subject to the limitations set forth in this Section 10.03, have the right, upon written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the expense of the Indemnifying Party, with counsel selected by the Indemnifying Party.  If the Indemnifying Party does not so elect to assume the defense of such Third-Party Claim, the Indemnified Party shall have the sole right to assume the defense of such Third-Party Claim.  If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party and shall not constitute indemnifiable Damages hereunder unless (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or (ii) in the reasonable judgment of the Indemnified Party’s counsel, the representation of both the Indemnifying Party and such Indemnified Party by the same counsel would present such counsel with a conflict of interest under applicable standards of professional conduct.

(c)                                  If the Indemnifying Party assumes the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 10.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third-Party Claim, if the settlement (A) does not release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third-Party Claim, (B) imposes injunctive, equitable relief or any obligation on the Indemnified Party or any of its Affiliates other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder, (C) involves a finding or admission of wrongdoing or violation of Applicable Law by the Indemnified Party, (D) encumbers the assets of the Indemnified Party or imposes any restriction or condition that would apply to or adversely affect the Indemnified Party or (E) reasonably could be expected to have a material adverse effect on the Taxes of Parent, the Surviving Corporation or their respective Affiliates for a taxable period or portion thereof beginning after the Closing Date.  The Indemnified Party shall not settle any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

(d)                                 Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim, and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)                                  In the event an Indemnified Party has a claim for indemnity under this Article 10 against the Indemnifying Party that does not involve a Third-Party Claim (a “Direct Claim”), the Indemnified Party agrees to give prompt notice thereof in writing to the Indemnifying Party.  Such notice shall set forth in reasonable detail the facts and circumstances of such Direct Claim and the basis for indemnification in respect thereof (taking into account the information then available to the Indemnified Party).  The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

(f)                                   To the extent anything in this Section 10.03 is inconsistent with Section 8.01(e), the provisions of Section 8.01(e) shall govern with respect to any Tax Contest.

Section 10.04.                                     Calculation of Damages.  The amount of any Damages payable under Article 10 of this Agreement by the Indemnifying Party shall be (a) net of any amounts recovered by the Indemnified Party under applicable insurance policies (other than any amounts recovered under the R&W Policy) or from any other Person, pursuant to indemnity, contribution or similar agreements with respect to such Damages, alleged to be responsible for such Damages, which recoveries the Indemnified Party agrees to use reasonable efforts to obtain (taking into account the effort necessary to pursue such recovery and any adverse consequences resulting, or reasonably expected to result, from such pursuit to such Indemnified Party), (b) reduced by refund, current reduction or reduction within two (2) years following the year the applicable Damages were paid in cash Taxes payable by the Indemnified Party as a result of such Damages, and (c) reduced to the extent that the amount of such Damages was reflected in the calculation of Closing Working Capital.  If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person, pursuant to indemnity, contribution or similar agreements with respect to such Damages, alleged to be responsible for any Damages, as a refund or current reduction in cash Taxes payable, or through the calculation of Closing Working Capital, in each case subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made to such Indemnified Party by the Indemnifying Party in connection with providing such indemnification payment up to the amount received by such Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

Section 10.05.                                     Exclusivity.  Except as specifically set forth in, and subject to the terms and conditions of this Agreement (including Section 13.12), from and after the Effective

Time, the rights of Parent Indemnified Parties and the Stockholder Indemnified Parties under Article 8 and Article 10 of this Agreement shall be the sole and exclusive remedies for any matter arising under, out of or relating to this Agreement and the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement (including this Section 10.05), the immediately preceding sentence shall not apply in the case of fraud and shall not affect in any way the rights of the parties under Section 13.12.

ARTICLE 11
TERMINATION

Section 11.01.                                     Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written agreement of the Company and Parent;

(b)                                 by either the Company or Parent, if the Closing has not been consummated on or before March 31, 2018 (the “End Date”), provided that (i) if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied (other than the condition set forth in Section 9.01(a)), the End Date shall be extended by an additional six (6) month period and (ii) the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause, or has resulted in, the failure of the Closing to occur prior to such date;

(c)                                  by either the Company or Parent, if there is any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d)                                 by either the Company or Parent, upon written notice to the other if any of the conditions set forth in Section 9.01 of this Agreement has become incapable of fulfillment on or prior to the End Date and such condition or conditions shall not have been waived by such party, except that no party may terminate this Agreement if the inability to satisfy a condition is the result of a breach of this Agreement by such party seeking to terminate this Agreement;

(e)                                  by Parent, if there has been a misrepresentation or breach of warranty or breach of covenant or other agreement set forth in this Agreement by the Company that would cause the condition set forth in Section 9.02(a) or Section 9.02(b) of this Agreement not to be satisfied, such misrepresentation or breach is not waived by Parent, and the Company is not capable of curing such misrepresentation or breach prior to the End Date;

(f)                                   by the Company, if there has been a misrepresentation or breach of warranty or breach of covenant or other agreement set forth in this Agreement by Parent that would cause the condition set forth in Section 9.03(a) or Section 9.03(b) of this Agreement not to be satisfied, such misrepresentation or breach is not waived by the Company, and Parent is not capable of curing such misrepresentation or breach prior to the End Date;

(g)                                  by Parent, if the Company shall not have delivered to Parent a certified copy of the duly executed Written Consent within twenty (24) hours after execution and delivery of this Agreement by the parties hereto; and

(h)                                 after January 2, 2018, by the Company, upon written notice to Parent if the conditions set forth in Sections 9.01 and 9.02 of this Agreement other than Section 9.02(j) have all been satisfied (or waived) (other than conditions that by their nature are to be satisfied at the Closing, but subject to the ability to immediately satisfy those conditions on the date of the notice delivered by the Company hereunder) and the Closing Date does not occur within two (2) Business Days of receipt by Parent of such termination notice.

The party desiring to terminate this Agreement pursuant to Section 11.01(b),  Section 11.01(c), Section 11.01(d), Section 11.01(e), Section 11.01(f), Section 11.01(g) or Section 11.01(h) shall give written notice of such termination to the other party and the party desiring to terminate this Agreement may not so terminate this Agreement if such party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 11.02.                                     Effect of Termination.  If this Agreement is terminated as permitted by Section 11.01 above, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided, however, that if such termination shall result from the willful and material failure of either party to fulfill a condition to the performance of the obligations of the other party or perform a covenant of this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such willful and material failure or breach; provided, further, that if such termination is by the Company pursuant to Section 11.01(h), Parent shall promptly (and in any event within five Business Days) pay to the Company the Termination Fee.  The parties agree that the payment of the Termination Fee in such event does not constitute a penalty and that the Company’s damages from such termination of this Agreement would be difficult to determine and the Termination Fee is a fair estimate of those damages.  For the avoidance of doubt, (i) in the event the Company shall receive the Termination Fee, the receipt thereof shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, its Subsidiaries, the Stockholders or any of their respective Affiliates in connection with such termination (and any matter forming the basis for such termination) and (ii) none of the Company, its Subsidiaries, the Stockholders, or any of their respective Affiliates shall have any liability under or with respect to this Agreement following termination of this Agreement pursuant to Section 11.01(h).  The provisions of this Section 11.02 and Sections 6.01 (Confidentiality), 13.01 (Notices), 13.04 (Expenses), 13.06 (Governing Law), 13.07 (Jurisdiction) and 13.08 (Waiver of Jury Trial) shall survive any termination hereof pursuant to Section 11.01 of this Agreement.

ARTICLE 12
REPRESENTATIVE

Section 12.01.                                     Designation and Replacement of Representative.  The Stockholders have designated the Representative as the initial representative of the Stockholders.  The Representative may resign at any time, and Representative may be removed by the vote of the Stockholder(s) who, immediately prior to the Effective Time, held a majority of the Fully-

Diluted Shares (“Majority Holders”).  In the event that a Representative has resigned or been removed, a new Representative shall be appointed by a vote of Majority Holders, with such appointment to become effective upon the written acceptance thereof by the new Representative.

Section 12.02.                                     Authority and Rights of Representative; Limitations on Liability.

(a)                                 The adoption of this Agreement and the approval of the Merger by the Required Stockholder Approval or acceptance of any Aggregate Merger Consideration hereunder shall constitute the grant to the Representative of the full power and authority, to act as agent and attorney-in-fact, with full power of substitution to act in the name, place and of each Stockholder’s stead with respect to the transactions contemplated by, and all the terms and provisions of, this Agreement and to act on such Stockholder’s behalf in any dispute or Proceeding involving this Agreement and to do or refrain from doing all such further acts and things, and execute all such agreements, certificates, instruments or other documents, as the Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power to (i) execute and deliver the Escrow Agreement and Payment Agent Agreement (in each case, with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and, in each case, to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable, (ii) interpret the terms and provisions of this Agreement and the documents to be executed and delivered in connection herewith, including Article 10, the Escrow Agreement and the Payment Agent Agreement, (iii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, the Escrow Agreement and the Payment Agent Agreement, (iv) receive service of process in connection with any claims under this Agreement, the Escrow Agreement or the Payment Agent Agreement, (v) agree to negotiate, enter into settlements and compromises of, assume the defense of claims, demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and to take all actions necessary or appropriate in the sole judgment of the Representative for the accomplishment of the foregoing, including taking all such actions as may be necessary under Article 10, (vi) give and receive notices and communications, (vii) authorize delivery to Parent of funds from the Escrow Account or any portion thereof in satisfaction of claims brought by Parent for Damages, (viii) receive and distribute the consideration payable hereunder, including payments from the Escrow Account and any earnings and proceeds thereon, and (ix) take all actions (or refrain from taking actions) necessary or appropriate in the judgment of the Representative as agent for and on behalf of the Stockholders in connection with this Agreement, the Escrow Agreement and the Payment Agent Agreement.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the Representative shall have no obligation to act on behalf of the Stockholders except as expressly provided herein or in an agreement to be entered into among the Representative and the Stockholders.  In connection with the carrying out of its duties, the Representative shall have the full and complete authority to incur expenses and engage outside counsel and advisors, and shall be entitled to reimbursement of such expenses.  Parent, Merger Subsidiary and the Surviving Corporation may conclusively rely upon, without independent verification or investigation, all decisions made by the Representative in connection with this Agreement in writing and signed by an officer of the Representative.  The Representative shall have no liability to the Company, the Stockholders, Parent or Merger Subsidiary with respect to actions taken or omitted to be taken in its capacity as the Representative, except with respect to liability directly resulting from the Representative’s willful misconduct and knowing violation of the laws or this Agreement.  The Stockholders shall indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement, the Payment Agent Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred, provided that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the willful misconduct and knowing violation of the laws or this Agreement of the Representative, the Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such bad faith or willful misconduct.  If not paid directly to the Representative by the Stockholders, any such Representative Losses may be recovered by the Representative from (i) the funds in the Representative Fund and (ii) the amounts in the Escrow Account at such time as remaining amounts would otherwise be distributable to the Stockholders, provided that while this Section 12.02 allows the Representative to be paid from the Representative Fund and the Escrow Account, it does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise.  In no event will the Representative be required to advance its own funds on behalf of the Stockholders or otherwise.  The Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Representative or the termination of this Agreement.

Section 12.03.                                     Representative Fund.  Representative shall use the Representative Fund to pay directly, or reimburse the Representative for, all third party out-of-pocket costs and expenses incurred by or on behalf of the Representative, in its capacity as such, including all costs and expenses incurred by the Representative in connection with any pending or threatened dispute or claim with respect to this Agreement, any agreement, document or instrument entered into pursuant to this Agreement, or reasonably related to the transactions contemplated hereby or thereby in its sole discretion.  The Stockholders shall not receive any interest or earnings on the Representative Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings.  The Representative shall not be liable for any loss of principal of the Representative Fund other than as a result of its willful and knowing violation of the laws or this Agreement.  The Representative shall hold these funds separate from its corporate funds, shall not use these funds for its operating expenses or any other corporate purposes and shall not voluntarily make these funds available to its creditors in the event of bankruptcy.  Contemporaneous with or as soon as practicable following the completion of the Representative’s duties, the Representative shall deliver the balance of the Representative Fund to the Payment Agent for further distribution to the Stockholders in accordance with their Allocable Percentages.  The Representative Fund shall be held or disbursed, in whole or in part, as determined by the Representative.  The retention by the Representative of any amounts in the Representative Fund shall not be used as evidence that Stockholders have any liability hereunder.

ARTICLE 13
MISCELLANEOUS

Section 13.01.                                     Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent, Merger Subsidiary or, after the Effective Time, the Surviving Corporation, to:

Envestnet, Inc.
35 East Wacker Drive, Suite 2400
Chicago, IL 60601
Attention:  Shelly O’Brien
Facsimile No.:  (312) 827-2801
E-mail:  shelly.obrien@envestnet.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, IL 60606
Attention:  Edward S. Best and Nina L. Flax
Facsimile No.:  (312) 706-2801
E-mail:  ebest@mayerbrown.com

nflax@mayerbrown.com

if, prior to the Effective Time, to the Company, to:

Folio Dynamics Holdings, Inc.
c/o Actua Corporation
555 Lancaster Ave, Suite 640
Radnor, PA 19087
Attention:  General Counsel
Facsimile No.:  (610) 727-6875
E-mail: suzanne@actua.com

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention:  Stephen M. Leitzell
Facsimile No.:  (215) 994-2222
E-mail:  stephen.leitzell@dechert.com

if to the Representative, to:

Actua USA Corporation
555 Lancaster Ave, Suite 640
Radnor, PA 19087
Attention:  General Counsel
Facsimile No.:  (610) 727-6875
E-mail: suzanne@actua.com

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention:  Stephen M. Leitzell
Facsimile No.:  (215) 994-2222
E-mail:  stephen.leitzell@dechert.com

or such other address or facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02.                                     Amendments and Waivers.

(a)                                 Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03.                                     Disclosure Schedule References.  The representations and warranties contained in Article 3 are qualified by reference to the Company Disclosure Schedules.  The parties agree that the disclosures set forth in the Company Disclosure Schedules are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except as and to the extent expressly provided in this Agreement.  Parent and Merger Subsidiary acknowledge that (a) the Company Disclosure Schedules may include items or information which the Company is not required to disclose under this Agreement, (b) the inclusion of information in the Company Disclosure Schedules shall not be construed as an admission that such information is material to the Company or is required to be disclosed under this Agreement, (c) headings have been inserted on the individual schedules included in the Company Disclosure Schedules for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of the Agreement or the Company Disclosure Schedules, and (d) information contained in various schedules contained in the Company Disclosure Schedules or sections and subsections of the schedules contained in the Company Disclosure Schedules may be applicable to other schedules or sections and subsections to the extent such applicability is reasonably apparent on the face of such disclosure.  Accordingly, every matter, document or item referred to, set forth or described in one schedule contained in the Company Disclosure Schedules shall be deemed to be disclosed under each and every part, category or heading of the Company Disclosure Schedules and shall be deemed to qualify the representations and warranties of the Company in the Agreement, to the extent that the applicability of such matter, document or item is reasonably apparent on the face of such disclosure.

Section 13.04.                                     Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.05.                                     Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, however, that Parent and, following the Closing, the Company may collaterally assign this Agreement to its lenders; provided, further, that no such assignment shall relieve Parent or the Company, as applicable, of its obligations hereunder.

Section 13.06.                                     Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 13.07.                                     Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 of this Agreement shall be deemed effective service of process on such party.

Section 13.08.                                     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09.                                     Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, which may be transmitted by facsimile machine or by electronic mail or transmission and any party’s signature appearing on a faxed or electronically transmitted copy of this Agreement or any other document entered into in connection herewith shall be treated as an original signature for all purposes under Applicable Law, including for admission into evidence in any legal proceeding.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except for the provisions of Section 6.04 and Article 10 of this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.10.                                     Entire Agreement.  This Agreement, the Escrow Agreement, the Payment Agent Agreement, the Confidentiality Agreement and the Representative Side Letter constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.11.                                     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.12.                                     Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts set forth in Section 13.07 of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 13.13.                                     No Conflict.  Each of the parties (a) hereby confirms that no engagement that Dechert LLP has undertaken or may undertake on behalf of the Company, the Representative or any of their respective current or former equityholders or Affiliates will be asserted by the Company, the Surviving Corporation, Merger Subsidiary or Parent as a conflict of interest with respect to, or as a basis to preclude, challenge or otherwise disqualify Dechert LLP from, any current or future representation of the Surviving Corporation, the Representative or any of their respective current or former equityholders or Affiliates, and (b) hereby waives any conflict of interest that exists on or prior to the Effective Time, or that might be asserted to exist after the Effective Time, and any other basis that might be asserted to preclude, challenge or otherwise disqualify Dechert LLP in any representation of the Surviving Corporation, the Representative or any of their respective current or former equityholders or Affiliates with respect to any such matter.

Section 13.14.                                     No Waiver of Privilege; Protection from Disclosure or Use.  Nothing in this Agreement will be deemed to be a waiver of any attorney-client privilege, work product protection, or other protection from disclosure or use.  The parties have undertaken reasonable efforts to prevent the disclosure of any information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use but, notwithstanding such efforts, the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of such information.  The parties agree that any such inadvertent disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, and further agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing party promptly upon becoming aware of its existence.  Promptly following the return of any inadvertently disclosed information, the party returning such information shall destroy any and all copies, summaries, descriptions, or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions, or notes.

Section 13.15.                                     Transaction Privileged Communications.  Parent agrees, on behalf of itself and, after the Closing, on behalf of Surviving Corporation and its Subsidiaries, that all communications in any form or format whatsoever between or among Dechert, LLP and/or any other legal counsel to the Representative (including, in-house legal counsel) (each a “Counsel”), on the one hand, and the Company or any of its directors, officers, employees or other representatives, on the other hand, to the extent the same relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and that the Privileged Communications and the expectation of client confidence relating thereto belong solely to the Representative, shall be controlled by the Representative on behalf of the Stockholders and shall not pass to or be claimed by Parent, the Surviving Corporation or any of its Subsidiaries.  Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or its Subsidiaries, on the one hand, and a third party (other than Representative in respect of the transactions contemplated by this Agreement), on the other hand, Parent, the Surviving Corporation and its Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FOLIO DYNAMICS HOLDINGS, INC.

By:	/s/ Joseph Mrak
Name: Joseph Mrak
Title: Chief Executive Officer

ENVESTNET, INC.

By:	/s/ Judson Bergman
Name: Judson Bergman
Title: Chairman and Chief Executive Officer

FCD MERGER SUB, INC.

By:	/s/ Judson Bergman
Name: Judson Bergman
Title: President

ACTUA USA CORPORATION

By:	/s/ Suzanne L. Niemeyer
Name: Suzanne L. Niemeyer
Title: General Counsel

IN WITNESS WHEREOF, Actua Corporation and Actua Holdings, Inc. have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written solely for purposes of Section 8.03.

ACTUA CORPORATION

By:	/s/ Suzanne L. Niemeyer
Name: Suzanne L. Niemeyer
Title: General Counsel

ACTUA HOLDINGS, INC.

By:	/s/ Suzanne L. Niemeyer
Name: Suzanne L. Niemeyer
Title: General Counsel

Actua Corporation hereby fully and unconditionally guarantees to Parent and its successors and assigns, irrespective of the validity and enforceability of this Agreement or the obligations of the Stockholder hereunder, that any Damages claimed pursuant to (a), if a R&W Policy is not bound at or prior to Closing, Section 10.02(a)(i) of this Agreement, (b) Section 10.02(a)(v) and (c) Section 10.02(a)(vii) of this Agreement will be promptly paid in full when due.  Failing payment when due of any such amount so guaranteed or any performance so guaranteed for whatever reason, Actua Corporation will be jointly and severally obligated with the Stockholders obligated thereunder to pay the same immediately. Actua Corporation further: (i) agrees that this is a guarantee of payment and not a guarantee of collection; (ii) agrees that its obligations hereunder are unconditional, irrespective of the absence of any action to enforce the payment obligations of the Stockholders hereunder; (iii) hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of any Stockholder, any right to require a proceeding first against any Stockholder, protest, notice and all demands whatsoever and covenant that guarantee will not be discharged except by complete performance of the indemnification obligations contained Article 10 in respect of Covered Matters (if and only if a R&W Policy is not bound at or prior to Closing), Sales Taxes or Section 7.09 Damages, as applicable; and (iv) agrees that it will not be entitled to any right of subrogation in respect of any obligations guaranteed hereby, except that Actua Corporation will have the right to seek contribution from any of the non-paying Stockholders in respect of any such guaranteed obligations.

ACTUA CORPORATION

By:	/s/ Suzanne L. Niemeyer
Name: Suzanne L. Niemeyer
Title: General Counsel